                                        STOCK AND ASSET PURCHASE AGREEMENT

                                                                   by and between

                                            MISSISSIPPI CHEMICAL CORPORATION

                                                             as Debtor-in-Possession,

                                                                            and

                                                      KOCH NITROGEN COMPANY,

                                                                         as Buyer

                                                             TABLE OF CONTENTS

ARTICLE I DEFINITIONS    .....................................................................................................  2

ARTICLE II PURCHASE OF SHARES AND ASSETS AND ASSUMPTION

                                             STOCK AND ASSET PURCHASE AGREEMENT

          THIS STOCK AND ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 8th day of October, 2003, by and between MISSISSIPPI CHEMICAL CORPORATION, Debtor-in-Possession, a Mississippi corporation (hereinafter referred to as "Seller"), and KOCH NITROGEN COMPANY, a Nebraska corporation (hereinafter referred to as "Buyer").

WITNESSETH:

          WHEREAS, Seller is currently in possession of its assets as a Debtor-in-Possession pursuant to Title 11, U.S.  Code, Sections 101 et seq.  (the "Bankruptcy Code"), in the Chapter 11 administratively consolidated cases of Mississippi Chemical Corporation and its filing subsidiaries, Joint Case No. 03-02984 WEE (hereinafter referred to as the "Bankruptcy Cases"), presently pending in the United States Bankruptcy Court for the Southern District of Mississippi (hereinafter referred to as the "Bankruptcy Court"), and Seller, upon proper approval and authorization from the Bankruptcy Court, may sell and assign assets outside of the ordinary course of business;

          WHEREAS, Seller currently owns, (i) through its subsidiaries, a 50% Equity Interest in Point Lisas Nitrogen Limited (formerly known as Farmland MissChem Limited), a company organized under the Companies Ordinance, Chapter 31, No. 1, and continued under the Companies Act Chapter 81:01 of the laws of The Republic of Trinidad and Tobago (hereinafter referred to as "PLN") and (ii) a 50% Equity Interest in FMCL Limited Liability Company, a Delaware limited liability company (hereinafter referred to as "LLC");

          WHEREAS, an Affiliate of Buyer owns the other 50% Equity Interest in PLN and another Affiliate of Buyer owns the other 50% Equity Interest in LLC;

          WHEREAS, PLN operates an anhydrous ammonia production facility located in the Point Lisas Industrial Estate in The Republic of Trinidad and Tobago and LLC primarily provides ocean transportation of the product produced at the PLN facility (hereinafter referred to collectively as the "Business"); and

          WHEREAS, Seller desires to sell, assign, transfer and convey to Buyer, directly or indirectly, all of Seller's Equity Interests in PLN, through the sale of all of the issued and outstanding Equity Interests in Mississippi Chemical Holdings, Inc., a wholly owned subsidiary of Seller and a company incorporated under the International Business Companies Act, Cap. 291, of the laws of the Territory of the British Virgin Islands (hereinafter referred to as "MCHI"), and LLC, all of the Assumed Liabilities (as defined herein), the Executory Contracts, the Off-Take Agreement, the Shareholders Agreement and the LLC Agreement (each as defined herein), and Buyer desires to acquire from Seller, directly or indirectly, all of Seller's Equity Interests in PLN, through the purchase of all of the issued and outstanding Equity Interests in MCHI, and LLC, all of the Assumed Liabilities, the Executory Contracts, the Off-Take Agreement, the Shareholders Agreement and the LLC Agreement, all upon the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code.

          NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I     DEFINITIONS

          The following terms used in this Agreement shall have the following meanings:

          "Action" has the meaning assigned to that term in Section 9.5 of this Agreement.

          "Actual Closing Amounts" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

          "Adjustment Amount" has the meaning assigned to that term in Section 3.4(d) of this Agreement.

          "Adjustment Amount Escrow" has the meaning assigned to that term in Section 3.1(c) of this Agreement.

          "Adjustment Amount Escrow Account" has the meaning assigned to that term in Section 3.1(c) of this Agreement.

          "Adjustment Amount Escrow Agreement" has the meaning assigned to that term in Section 3.1(c) of this Agreement.

          "Agreement" has the meaning assigned to that term in the preamble of this Agreement.

          "Affiliate" or "Affiliates" with respect to any specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For this definition, "control" (and its derivatives) means the possession, directly or indirectly, of 10% or more of the Equity Interests of a Person, or the power, directly or indirectly, to vote 10% or more of the voting Equity Interests of a Person.

          "Assumed Liabilities" has the meaning assigned to that term in Section 2.2(a) of this Agreement.

          "Auction" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

          "Auction and Bid Procedures" means the process described in Schedule 7.1(a)(1) of this Agreement.

          "Audited Statements" has the meaning assigned to that term in Section 5.11 of this Agreement.

          "Bank Guaranty Release" means a full release of all obligations and liabilities of MCHI under or pursuant to that certain Guaranty Agreement, dated as of November 15, 2002, made by MCHI in favor of the banks under the Amended and Restated Credit Agreement among Seller, Harris Trust and Savings Bank, individually and as Administrative Agent, and the banks from time to time party thereto.

          "Bankruptcy Cases" has the meaning assigned to that term in the first recital of this Agreement.

          "Bankruptcy Code" has the meaning assigned to that term in the first recital of this Agreement.

          "Bankruptcy Court" has the meaning assigned to that term in the first recital of this Agreement.

          "Best Efforts" means the efforts that a prudent Person desirous of achieving results would use in similar circumstances to achieve those results as expeditiously as possible; provided, however, that such term does not include the provision of consideration to third parties or the suffering of any economic detriment in excess of $500,000, in the aggregate, for the taking of all actions (including the procurement of any consent, authorization or approval) required under this Agreement.  For purposes of calculating such consideration to third parties or economic detriment, (i) the out-of-pocket costs of gathering or supplying any data or other information or making any filings; (ii) fees and expenses of counsel and consultants; and (iii) fees and charges of Governmental Authorities and third parties, including taxes and assessments, shall be included in such calculation.

          "Bid Protection Order" has the meaning assigned to that term in Section 7.1(a) of this Agreement.

          "Break-Up Fee" means 3% of the Estimated Purchase Price or, subject to Buyer's rights pursuant to Section 13.1 hereof, such other amount as approved by the Bankruptcy Court in the Bid Protection Order.

          "Business" has the meaning assigned to that term in the fourth recital of this Agreement.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in Yazoo City, Mississippi, or The Republic of Trinidad and Tobago are authorized or required by law to be closed.

          "Business Intellectual Property" has the meaning assigned to that term in Section 11.3 of this Agreement.

          "Buyer" has the meaning assigned to that term in the preamble to this Agreement.

          "Buyer Release Parties" means Buyer and its Affiliates and their respective shareholders, partners, officers, directors, members, representatives, managers, employees, agents, successors and assigns.

          "Buyer Indemnified Party" has the meaning assigned to that term in Section 12.1 of this Agreement.

          "Casualty Loss" means any loss, damage, or reduction in value of the assets of a Transferred Subsidiary which occurs on or before the Closing Date as a result of acts of God, fire, explosion, earthquake, windstorm, flood, drought, blowout, or other natural or manmade occurrence, excluding changes in market conditions, in an amount of $2,500,000 or greater, without regard to any insurance proceeds relating to such Casualty Loss.

          "Closing" means the closing of the transactions contemplated by this Agreement.

          "Closing Debt Amount" means, (i) with respect to PLN, the amount of PLN's total unpaid principal amount of indebtedness for borrowed money, other than indebtedness resulting from advances to PLN made by its Affiliates prior to the date of this Agreement, and (ii) with respect to LLC, the amount of LLC's total unpaid principal amount of indebtedness for borrowed money, other than indebtedness resulting from advances to LLC made by its Affiliates prior to the date of this Agreement; in each case, as determined as of 12:01 a.m., local time in The Republic of Trinidad and Tobago, as of the Closing Date and determined pursuant to the methodology set forth on Exhibit C hereto.

          "Closing Date" has the meaning assigned to that term in Section 4.1 of this Agreement.

          "Closing Net Working Capital" means the sum of Closing Net Working Capital PLN and Closing Net Working Capital LLC.

          "Closing Net Working Capital LLC" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

          "Closing Net Working Capital PLN" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

          "Closing Payment" has the meaning assigned to that term in Section 3.3 of this Agreement.

          "Closing Purchase Price" has the meaning assigned to that term in Section 3.3 of this Agreement.

          "Closing Statement" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

          "Closing Time" has the meaning assigned to that term in Section 4.1 of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Competing Bid" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

          "Competing Bid Deadline" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

          "Confidential Information" has the meaning assigned to that term in Section 7.2 of this Agreement.

          "Confidentiality Agreement" means that certain Confidentiality Agreement, dated October 29, 2001, between Seller and Koch Nitrogen Company.

          "Contracts" means contracts, arrangements, or understandings (whether written or oral, whether express or implied).

          "Cure Amounts" means all payments required to be made in order to effectuate, pursuant to the Bankruptcy Code, the assumption by Seller and assignment to Buyer of the Executory Contracts.

          "Damages" means losses; costs; claims; strict liability claims, including those under Environmental Laws; actions; suits; Proceedings; demands; damages; natural resource damages; punitive damages; debts; liabilities; obligations; judgments; fines; penalties; amounts paid in settlement; interest; Taxes and expenses (including reasonable attorneys' and consultants' fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

          "Destruction Notice" has the meaning assigned to that term in Section 11.2 of this Agreement.

          "Disclosure Schedule" means the exhibit attached hereto as Schedule 5 and made a part hereof containing the various exceptions to the representations, warranties and covenants of Seller contemplated by the provisions of this Agreement.

          "Dispute Deadline Date" has the meaning assigned to that term in Section 3.4(b) of this Agreement.

          "Earnest Money" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

          "Earnest Money Escrow Account" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

          "Earnest Money Escrow Agent" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

          "Earnest Money Escrow Agreement" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

          "Effective Time" has the meaning assigned to that term in Section 4.1 of this Agreement.

          "Encumbrances" means any lien, mortgage, deed of trust, deed to secure debt, pledge, restriction on transfer, proxy and voting or other agreement, claim, charge, security interest, easement, right of way, encroachment, servitude, right of first option, right of first refusal, preemptive right or similar restriction, or other encumbrance, option or defect on title of every type and description, whether imposed by law, agreement, understanding or otherwise, including without limitation, all liens, encumbrances, and interests in property as set forth in Section 363 of the Bankruptcy Code.

          "Environmental Condition" means any condition existing on, at or originating from, the Real Property which constitutes (a) a Release on, at or from such property of any Hazardous Materials which could reasonably be expected to result in an Environmental Liability or (b) a violation of any Environmental Laws or any Environmental Permits.

          "Environmental Laws" means any and all applicable Legal Requirements rules, codes, policies, directives, standards, licenses or permits of any Governmental Authority relating to Hazardous Materials, the abatement of pollution, protection or restoration of the environment, or the ensuring of public health and safety from environmental, occupational or workplace hazards, specifically including, but not limited to, those relating to the exposure to, use, Release, threatened Release, emission, presence, storage, treatment, disposal, generation, transportation, distribution, manufacture, processing, handling, management or control of Hazardous Materials, previously, presently, or hereafter in effect, including, but not limited to, the Environmental Management Act, 2000 and subsidiary legislation made thereunder; all similar statutes or legislation adopted by The Republic of Trinidad and Tobago, including without limitation the Oil Pollution of Territorial Waters Act, Chap. 37:03, Marine Areas (Preservation and Enforcement) Act, Chap. 37:02, Marine Areas (Preservation and Enforcement) Order Chap. 37:02 p. 6, and Marine Areas (Restricted Area) Order Chap. 37:02 p. 6; Am 37/1996; and all other statutes or legislation adopted by the jurisdictions and countries in which the assets of the Transferred Subsidiaries or the Business are located or which have jurisdiction over the Transferred Subsidiaries or the Business, as each may be amended from time to time.

          "Environmental Liabilities" means those Damages, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, of every kind and nature arising directly or indirectly out of or as a consequence of the use, storage, handling, generation, transportation, manufacture, production, release, discharge, disposal or presence of Hazardous Materials on, in, under or about the Real Property or the air, soil, surface water or groundwater thereof by any Person, including, without limitation, any and all costs incurred due to any investigation of the Real Property or any cleanup, remediation, removal or restoration mandated by or pursuant to any Environmental Laws, and those arising from or related to, or in any way connected with, the assets of the Transferred Subsidiaries.

          "Environmental Permits" means those environmental permits, certificates, consents or other settlement agreements, licenses, approvals, registrations and authorizations required for the operation of the Business under all Environmental Laws.

          "Equity Interests" means (a) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, shares of capital stock; (b) with respect to a partnership, limited liability company, trust or similar Person, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership/limited liability company interests; or (c) any other direct or indirect equity ownership or participation.

          "Estimated Closing Amounts" has the meaning assigned to that term in Section 3.3 of this Agreement.

          "Estimated Purchase Price" means $126,762,500, which consists of (i) $80,300,000 (the amount to be paid in cash by Buyer as set forth in Section 3.3), plus (ii) $34,840,000 (one-half of the estimated amount of the Eximbank Debt ($120,078,000) less restricted cash ($50,398,000)), plus (iii) $11,622,500 (the estimated amount of the Purchase Price Adjustments at Closing).

          "Executory Contracts" means those contracts set forth on Schedule 7.12(a) of this Agreement.

          "Eximbank" means Export-Import Bank of the United States.

          "Eximbank Debt" means the debt of PLN under (i) the Common Loan Agreement and Agreement as to Certain Common Representations Warranties, Covenants, and Other Terms by and among PLN; Eximbank; ABN AMRO Bank, N.V., as agent and commercial lender; The Bank of Nova Scotia, as a co-agent and commercial lender; NationsBank N.A., as a co-agent and commercial lender and The Chase Manhattan Bank, as collateral trustee, dated as of October 18, 1996, as amended; (ii) the Eximbank Credit Agreement between PLN and Eximbank dated as of June 27, 1996, as amended on October 18, 1996, as amended; and (iii) the other effective Loan Documents (as defined in the aforesaid Common Loan Agreement and Agreement as to Certain Common Representations, Warranties, Covenants, and Other Terms), as amended.

          "Extended Break-Up Fee Cure Period" has the meaning assigned to that term in Section 13.2(b) of this Agreement.

          "Farmland" means Farmland Industries, Inc., a Kansas corporation.

          "Farmland Agreement" means the Stock and Asset Purchase Agreement by and between Farmland and Koch Nitrogen Company dated as of February 17, 2003.

          "Fertilizer Assets" means, collectively, (i) Seller's 100% Equity Interest in MCHI, which, in turn, indirectly owns a 50% interest in PLN, (ii) Seller's 50% Equity Interest in LLC, which together with PLN owns and operates the Business, and (iii) all of Seller's rights in the Off-Take Agreement and the Executory Contracts.

          "Final Closing Statement" has the meaning assigned to that term in Section 3.4(c) of this Agreement.

          "Final Order" means the Sale Order or the Bid Protection Order, as applicable, entered by the Bankruptcy Court (a) that is not reversed, stayed, enjoined, set aside, annulled, or suspended within the deadline, if any, provided by applicable statute or regulation, and (b) as to which the deadlines, if any, for filing and such request, motion, petition, application, appeal or notice, and for the entry by any regulatory authority of orders staying, reconsidering, or reviewing on its own motion have expired.

          "Financial Statements" has the meaning assigned to that term in Section 5.11 of this Agreement.

          "Fiscal Incentives Order" means the Fiscal Incentives (Farmland MissChem Limited) Order, 1996, made under the Fiscal Incentives Act, Chap. 85:01.

          "GAAP" has the meaning assigned to that term in Section 5.11 of this Agreement.

          "Gas Sales Contract" means the Gas Sales Contract, dated as of October 18, 1996, by and between PLN and The Natural Gas Company of Trinidad and Tobago Limited, as amended.

          "Governmental Authority" means any (a) nation, state, county, city, town, village, district, territory, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, in each case having jurisdiction over Seller, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Business.

          "Hazardous Material" means (a) any chemicals, materials or substances defined as "hazardous waste", "hazardous substance", "hazardous constituent", "extremely hazardous substance", "toxic chemical", "hazardous material", "hazardous chemical", "toxic pollutant", "contaminant", "chemical", "chemical substance", "hazardous air pollutant", "pollutant", "pesticide", "toxic" or "asbestos", as such terms are defined in any of the Environmental Laws, and related substances, and all other substances which may be declared in any Environmental Law to constitute a material threat to human health or to the environment and (b) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnification Holdback" has the meaning assigned to that term in Section 3.1(b) of this Agreement.

          "Indemnification Holdback Escrow Account" has the meaning assigned to that term in Section 3.1(b) of this Agreement.

          "Indemnification Holdback Escrow Agreement" has the meaning assigned to that term in Section 3.1(b) of this Agreement.

          "Indemnified Party" has the meaning assigned to that term in Section 12.3 of this Agreement.

          "Indemnifying Party" has the meaning assigned to that term in Section 12.3 of this Agreement.

          "Independent Auditor" has the meaning assigned to that term in Section 3.4(b).

          "Initial 30 Day Break-Up Fee Period" has the meaning assigned to that term in Section 13.2(b) of this Agreement.

          "Intellectual Property" shall mean all intellectual property used in or relating to the Business, including, but not limited to, all patents and inventors' certificates, and any reissues, extensions, divisions, continuations and continuations-in-part; statutory or common law copyrights; semiconductor mask works; statutory or common law trademarks and service marks, trade dress, tradenames, logos and slogans, and the goodwill relating thereto; design rights; trade secrets; confidential information; inventions (whether patentable or not); Software; all data and information; ideas; developments; drawings; specifications; bills of material; processes; formulae; supplier lists; customer lists; marketing information; sales and promotional materials; business plans; and all registrations and applications for any of the foregoing.

          "Interest" has the meaning assigned to that term in Section 3.4(e) of this Agreement.

          "KMS" has the meaning assigned to that term in Section 7.16 of this Agreement.

          "Knowledge" means, with respect to Buyer, the actual knowledge (with no duty of inquiry) of the following: Jeffrey Walker, Brock D. Nelson, Ray Moran, Jr. and Scott R. Flucke; and with respect to Seller, the actual knowledge after due inquiry of the following: Charles O. Dunn, John M. Flynt, Timothy A. Dawson, Robert E. Jones, J. Michael Bertram and Larry W. Holley.

          "Lead Bidder" means a bidder who has entered into a contract with Seller prior to the Auction for the purchase of all or any portion of the Fertilizer Assets.

          "Legal Requirement" means any order, constitution, law, ordinance, regulation, statute, code or treaty issued by any Governmental Authority, including an arbitration panel, any principle of common law or judicial or administrative interpretation thereof.

          "LLC" has the meaning assigned to that term in the second recital of this Agreement.

          "LLC Agreement" means that certain Limited Liability Company Agreement of FMCL Limited Liability Company, dated as of April 1, 1998, between Koch Nitrogen Transportation, Ltd. (as assignee of Farmland) and Seller, as amended, and supplemented by the FMCL Limited Liability Company Policies and Procedures.

          "Lost Production" means, in respect of any applicable period, the difference between (i) 1850 metric tons of ammonia per day multiplied by the number of days in the applicable period, and (ii) the quantity of ammonia actually produced during such period.

          "Lost Profits" means the market price per metric ton of ammonia during the applicable period multiplied by the Lost Production, less the Variable Costs that would have been incurred had the breach not occurred.  For purposes of this definition, "market price per metric ton" shall be (a) the low number identified in the market price per metric ton range listed by the FMB Weekly Fertilizer Report in their International Price Guide for ammonia FOB Caribbean set forth in the most recently published issue prior to the Closing Date less (b) $10 per metric ton.

          "MCBSRL" means MissChem (Barbados) SRL, a wholly-owned subsidiary of MCHI and a society organized under the Societies with Restricted Liability Act, 1995-7 of Barbados.

          "MCHI" has the meaning assigned to that term in the fifth recital of this Agreement.

          "MCTL" means MissChem Trinidad Limited, a wholly-owned subsidiary of MCBSRL and a company organized under the Companies Act, 1995 of the laws of The Republic of Trinidad and Tobago.

          "Material Adverse Effect" means any change or effect that is material and adverse to (i) the Transferred Subsidiaries, taken as a whole; (ii) the assets, properties, results of operations, or condition (financial or otherwise), taken as a whole, of the Business; or (iii) the ability of Seller to perform its obligations hereunder; provided, however, that the term "Material Adverse Effect" shall not include any change or effect directly relating to (A) general economic or market conditions, including those which result in a fluctuation in the price of or demand for ammonia or natural gas; provided, however, that neither changes in the cost or availability of natural gas to PLN under the Gas Sales Contract (other than those contemplated by Sections 2.5 and 7.1 of the Gas Sales Contract) nor Force Majeure events, as defined under the Gas Sales Contract, shall be deemed general economic or market conditions, or (B) this Agreement or the transactions contemplated hereby or the announcement thereof.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not in and of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

          "Net Working Capital" has the meaning set forth and determined pursuant to the methodology set forth on Exhibit C hereto.

          "Off-Take Agreement" means the Anhydrous Ammonia Purchase Agreement (EX-IM) dated as of October 18, 1996, by and among Koch Nitrogen International Sàrl (as assignee of Farmland), Seller, and PLN.

          "Organizational Documents" means the articles of incorporation, bylaws, operating agreement, partnership agreement, board resolutions, and other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

          "PLN" has the meaning assigned to that term in the second recital of this Agreement.

          "Per Diem Taxes" has the meaning assigned to that term in Section 12.4(c) of this Agreement.

          "Permits" mean any permit, consent, approval, franchise, certificate of inspection or authority, variance, authorization or order, or any waiver of the foregoing, issued by a Governmental Authority and used or held for use in relation to the Business or the assets of a Transferred Subsidiary.

          "Permitted Share Encumbrances" means the Encumbrances listed on Exhibit E hereto.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

          "Post-Closing Payment Date" has the meaning assigned to that term in Section 3.4(d) of this Agreement.

          "Post-Closing Tax Period" means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

          "Pre-Closing Off-Take Liabilities" has the meaning assigned to that term in Section 2.2(a) of this Agreement.

          "Pre-Closing Tax Period" means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

          "Preliminary Statement" has the meaning assigned to that term in Section 3.3 of this Agreement.

          "Proceeding" means any action, arbitration, audit, claim, inspection, notice, review, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal), at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

          "Product Inventory" means all finished ammonia products related to the assets of PLN, wherever located, used or held for use in relation to the Business.

          "Project Agreement" means the Project Agreement, entered into in December 1994 by PLN (then known as Farmland Trinidad Limited), the government of The Republic of Trinidad and Tobago, and The National Gas Company of Trinidad and Tobago Limited, as amended by a letter agreement dated December 19, 1995, a letter agreement dated June 15, 1996, and a letter agreement dated October 18, 1996.

          "Purchase Price" has the meaning assigned to that term in Section 3.2(a) of this Agreement.

          "Purchase Price Adjustments" has the meaning assigned to that term in Section 3.2(a) of this Agreement.

          "Purchase Price Allocation" has the meaning assigned to that term in Section 3.2(b) of this Agreement.

          "Qualified Bidder" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

          "Real Property" means all real property and interests in real property owned or leased by a Transferred Subsidiary, including all buildings, fixtures, structures and other improvements of any kind or nature situated thereon, together with any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way (including, without limitation, rights to adjacent streets and alleys), licenses, and other real property rights and privileges and interests relating thereto.

          "Reimbursement" has the meaning assigned to that term in Section 12.5(e) of this Agreement

          "Release" or "Released" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including, but not limited to, the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) of a substance into the environment, including but not limited to the movement or continued movement of any materials through or in the air, soil, surface water, ground water or property.

          "Remaining Shipping Prepayment" means an amount equal to the difference of (i) the Shipping Prepayment Amount minus (ii) the product of (A) the Shipping Prepayment Amount multiplied by (B) the quotient of (y) the Usage Number divided by (z) the sum of (I) the total number of days in the calendar month during which the Closing occurs for which the vessel Carli Bay is scheduled to be utilized by Seller, including for redelivery to Point Lisas and (II) the number of days for which LLC has chartered any other vessel on the Closing Date and such vessel is scheduled to be utilized by Seller, including for redelivery to Point Lisas.  For clarity, example calculations of the Remaining Shipping Prepayment are set forth in Exhibit F.

          "Required Consents" has the meaning assigned to that term in Section 7.4 of this Agreement.

          "Sale Hearing" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

          "Sale Motion" has the meaning assigned to that term in Section 7.1(a) of this Agreement.

          "Sale Order" means an order or orders of the Bankruptcy Court, approving the transaction contemplated hereby.

          "Section 338 Election" has the meaning assigned to that term in Section 8.4 of this Agreement.

          "Seller" has the meaning assigned to that term in the preamble to this Agreement.

          "Seller Indemnified Party" has the meaning assigned to that term in Section 12.2 of this Agreement.

          "Seller Release Parties" means Seller and its Affiliates and their respective shareholders, partners, officers, directors, members, representatives, managers, employees, agents, successors and assigns.

          "Shareholders Agreement" means the Amended and Restated Shareholders Agreement, dated as of November 10, 1998, by and among PLN, Koch Mineral Services, LLC (as assignee of Farmland), Caribbean Ammonia Limited (formerly known as Farmland (B.V.I.) Limited), Double Circle (Barbados) SRL, KNC Trinidad Limited (formerly known as Farmland Trinidad Limited), Seller, MCHI, MCBSRL, and MCTL.

          "Shipping Prepayment Amount" means an amount of U.S. dollars advanced by Seller to LLC at the beginning of the calendar month in which the Closing occurs for all expenses to be incurred during such calendar month by LLC.

          "Software" means individually each, and collectively all, of the computer programs, including interfaces and any embedded software programs or applications, including as to each program, the processes and routines used in the processing of data, the object code, source code (as to third party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto.

          "Spare Parts Agreement" means a tri-party agreement by and among PLN, Caribbean Nitrogen Company Limited and PCS Nitrogen Trinidad Limited related to the sharing of capital spare equipment via a pooling arrangement.

          "Straddle Period" means any Tax Period that includes (but does not end on) the Closing Date.

          "Tangible Property" has the meaning assigned to that term in Section 5.7 of this Agreement.

          "Tax" and "Taxes" means, with respect to any Person, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec.  59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by law or otherwise).

          "Tax Period" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

          "Tax Returns" means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

          "Third Party Claim" has the meaning assigned to that term in Section 12.3 of this Agreement.

          "Threatened" means as follows:  a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing) or any notice has been given (in writing).

          "Transfer Taxes" has the meaning assigned to that term in Section 8.1 of this Agreement.

          "Transferred MissChem Subsidiary" or "Transferred MissChem Subsidiaries" means MCHI, MCBSRL and MCTL, but not PLN or LLC.

          "Transferred Shares" has the meaning assigned to that term in Section 2.1 of this Agreement.

          "Transferred Subsidiary" or "Transferred Subsidiaries" means MCHI, MCBSRL, MCTL, PLN and LLC.

          "Unaudited Statements" has the meaning assigned to that term in Section 5.11 of this Agreement.

          "Usage Number" means the sum of (i) the number of days in the calendar month during which the Closing occurs and the month following the Closing that the vessel Carli Bay, chartered by LLC to deliver products to Seller, is in use for such purpose or for the purpose of redelivering such vessel to Point Lisas after the Closing Date without loading any additional products, and (ii) the number of days in the calendar month during which the Closing occurs and the month following the Closing that any other vessel, chartered by LLC to deliver products to Seller, is in use for such purpose or for the purpose of redelivering such vessel to Point Lisas after the Closing Date without loading any additional products.  For clarity, example calculations of the Usage Number are set forth in Exhibit F.

          "Variable Cost" means the cost of natural gas for the Lost Production calculated pursuant to the Gas Sales Contract for the applicable period, plus $8 per metric ton.

Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "including" and other forms of such term, with respect to any matter or thing, means "including but not limited to" such matter or thing; and (f) all references to "dollars" or "$" refer to currency of the United States.

ARTICLE II    PURCHASE OF SHARES AND ASSETS AND ASSUMPTION OF LIABILITIES.

Section 2.1       Transferred Shares.  Subject to the terms and conditions hereof, and subject to the representations and warranties made herein, on the Closing Date, Seller will sell, assign, transfer and convey to Buyer all of the issued and outstanding Equity Interests of MCHI and fifty percent (50%) of the issued and outstanding Equity Interests of LLC (collectively, the "Transferred Shares"), free and clear of all Encumbrances, other than Permitted Share Encumbrances.

          "AS IS" TRANSACTION.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED SHARES, THE ASSETS OF ANY TRANSFERRED SUBSIDIARY OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE TRANSFERRED SHARES, THE BUSINESS OR THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE PHYSICAL CONDITION OF ANY PART OF THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE ENVIRONMENTAL CONDITIONS OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL OR PERSONAL PROPERTY OR OTHER ASSETS OWNED BY ANY TRANSFERRED SUBSIDIARY, THE ZONING OF ANY SUCH REAL OR PERSONAL PROPERTY, THE VALUE OF THE TRANSFERRED SHARES OR THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE TRANSFERABILITY OF THE TRANSFERRED SHARES OR THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY LIABILITIES OF THE TRANSFERRED SUBSIDIARIES, THE TITLE OF THE TRANSFERRED SHARES OR THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER ASSETS OWNED BY ANY TRANSFERRED SUBSIDIARY, FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE TRANSFERRED SHARES OR THE ASSETS OF ANY TRANSFERRED SUBSIDIARY, OR ANY PORTION THEREOF.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH HEREIN, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ASSETS OWNED BY THE TRANSFERRED SUBSIDIARIES.  BUYER FURTHER ACKNOWLEDGES THAT AN AFFILIATE OF BUYER OWNS A 50% EQUITY INTEREST IN PLN, ANOTHER AFFILIATE OF BUYER OWNS A 50% EQUITY INTEREST IN LLC, AND THAT, AS OF THE CLOSING, BUYER SHALL HAVE CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS OWNED BY THE TRANSFERRED SUBSIDIARIES AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING SUCH ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE TRANSFERRED SHARES, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER WILL ACCEPT THE TRANSFERRED SHARES AND THE OWNERSHIP OF THE ASSETS OF THE TRANSFERRED SUBSIDIARIES AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

Section 2.2       Assets and Liabilities.

                    (a)  Subject to the terms and conditions of this Agreement, Buyer shall, as of the Closing Date, accept assignment from Seller of the Executory Contracts, Off-Take Agreement, Shareholders Agreement and LLC Agreement and thereafter accept assignment from Seller, assume, pay, perform or discharge in accordance with their terms solely the following obligations and liabilities of Seller (collectively, the "Assumed Liabilities"): (i) the obligations of Seller under the Executory Contracts, Off-Take Agreement, Shareholders Agreement and LLC Agreement that, by the terms of such Executory Contracts, Off-Take Agreement, Shareholders Agreement and LLC Agreement arise after Closing, relate to periods following the Closing and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date, and (ii) the obligations of Seller under the Off-Take Agreement which arose prior to Closing and that have not been paid prior to Closing (the "Pre-Closing Off-Take Liabilities"), in each case, which obligations shall not include such amounts for which Seller is responsible as provided in this Agreement.

                   (b)   Notwithstanding anything to the contrary contained herein, Buyer shall not assume, or in any way be liable or responsible for, any other obligations and liabilities of Seller (whether accrued or contingent or due or not due) which are not specifically assumed herein, and such obligations and liabilities shall be and remain the obligations and liabilities of Seller to pay and/or discharge.

ARTICLE III     ESCROW ACCOUNTS AND PURCHASE PRICE.

Section 3.1       Escrow Accounts.

                    (a)  Upon execution of this Agreement, Buyer shall establish with JPMorgan Chase Bank (the "Earnest Money Escrow Agent"), an interest-bearing joint order escrow account (the "Earnest Money Escrow Account"), in an amount equal to $4,000,000 (the "Earnest Money"), which Earnest Money shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit B-1 (the "Earnest Money Escrow Agreement").  Interest accruing on the Earnest Money shall become part of the Earnest Money for all purposes under this Agreement.  If Closing does occur, then Buyer and Seller shall cause the Earnest Money Escrow Agent to release the Earnest Money to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing.  If Closing does not occur, the Earnest Money shall be released as set forth in Article XIII of this Agreement.

                    (b)   At the Closing on the Closing Date, Buyer shall establish with the Earnest Money Escrow Agent, an interest-bearing joint order escrow account (the "Indemnification Holdback Escrow Account"), which account shall be separate from the Earnest Money Escrow Account and the Adjustment Amount Escrow Account, in an amount equal to $750,000 (the "Indemnification Holdback").  The Indemnification Holdback shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit B-2 (the "Indemnification Holdback Escrow Agreement").  Interest on the Indemnification Holdback shall become part of the Indemnification Holdback for all purposes under this Agreement.  The Indemnification Holdback shall be released as set forth in Article XII and Article XIII of this Agreement.

                    (c)  At the Closing on the Closing Date, Buyer shall establish with the Earnest Money Escrow Agent, an interest-bearing joint order escrow account (the "Adjustment Amount Escrow Account"), which account shall be separate from the Earnest Money Escrow Account and the Indemnification Holdback Escrow Account, in an amount equal to $500,000 (the "Adjustment Amount Escrow").  The Adjustment Amount Escrow shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit B-3 (the "Adjustment Amount Escrow Agreement").  Interest on the Adjustment Amount Escrow shall become part of the Adjustment Amount Escrow for all purposes under this Agreement.  The Adjustment Amount Escrow shall be released as set forth in Section 3.4 of this Agreement

Section 3.2       The Purchase Price and Allocation.

                    (a)    The aggregate cash purchase price for the Transferred Shares and the assignment of the Assumed Liabilities (the "Purchase Price") shall be $80,300,000.  The Purchase Price will be increased or decreased, as the case may be, as follows (such adjustments collectively referred to as the "Purchase Price Adjustments", an example of which is set forth on Exhibit C, Example 3.2(a)):

                                                 (i)     with respect to PLN,

(1)     if Closing Net Working Capital PLN is (A) more than $58,787,000, the Purchase Price will be increased by fifty percent (50%) of such excess; or (B) less than $58,787,000 the Purchase Price will be decreased by fifty percent (50%) of such shortfall; and

(2)     if the Closing Debt Amount is (i) less than $120,078,000, the Purchase Price will be increased by fifty percent (50%) of such shortfall; or (B) more than $120,078,000, the Purchase Price will be decreased by fifty percent (50%) of such excess;

                                                (ii)     with respect to LLC, if Closing Net Working Capital LLC is (A) more than $104,000, the Purchase Price will be increased by fifty percent (50%) of such excess; or (B) less than $104,000, the Purchase Price will be decreased by fifty percent (50%) of such shortfall; and

                                                (iii)     if the Remaining Shipping Prepayment is a positive amount, the Purchase Price will be increased by the amount of the Remaining Shipping Prepayment; and, if the Remaining Shipping Prepayment is a negative amount, the Purchase Price will be decreased by the amount of the Remaining Shipping Prepayment.

                    (b)   Exhibit G sets forth an allocation of the Purchase Price (including the amount of any assumed liabilities to the extent required under the Code) among the Equity Interests in LLC and MCHI and the Off-Take Agreement, and (to be used in the event Buyer makes a Section 338 Election with respect to its purchase of the MCHI shares) the assets of MCHI, MCBSRL and MCTL (including the equity interest in PLN) (the "Purchase Price Allocation").  The parties shall file all Tax Returns consistently with the Purchase Price Allocation, and neither party shall take any contrary position regarding such allocation in any Tax filing or contest.  Any subsequent adjustments to the Purchase Price shall be reflected in a revised Purchase Price Allocation in a manner consistent with Section 1060 and any other applicable provisions of the Code, and Buyer shall deliver any revisions to the Purchase Price Allocation to Seller promptly after such revisions are made.

Section 3.3       Payment of the Closing Purchase Price.  Not later than forty-eight (48) hours prior to the Closing, Seller shall deliver to Buyer a statement (the "Preliminary Statement") setting forth in reasonable detail Seller's reasonable estimate of (i) the Closing Net Working Capital PLN, the Closing Net Working Capital LLC, and Closing Debt Amount with respect to PLN, each prepared in accordance with the methodologies set forth on Exhibit C (together, the "Estimated Closing Amounts"), and (ii) an estimate of the Purchase Price based thereon (the "Closing Purchase Price").  At the Closing on the Closing Date, Buyer shall make a cash payment to Seller in an amount equal to the Closing Purchase Price minus, without duplication, (1) an amount equal to the Indemnification Holdback (which amount will be placed in the Indemnification Holdback Escrow Account by Buyer pursuant to Section 3.1(b)), (2) an amount equal to the Adjustment Amount Escrow (which amount will be placed in the Adjustment Amount Escrow Account by Buyer pursuant to Section 3.1(c)), (3) an amount equal to the Earnest Money (which amount Buyer shall cause to be transferred at Closing to Seller from the Earnest Money Escrow Agent pursuant to the terms of this Agreement and the Earnest Money Escrow Agreement), (4) an amount equal to the Cure Amounts (which amounts will be paid directly by Buyer pursuant to the terms of this Agreement), and (5) the aggregate amount of all Pre-Closing Off-Take Liabilities as of the Closing Date, such cash payment (the "Closing Payment") to be made by wire transfer of immediately available funds to such account as Seller shall designate.  For the sake of clarity, an example is set forth on Exhibit C, Example 3.3.

Section 3.4       Adjustment Amount.  A post-closing adjustment to the Closing Purchase Price shall be made as follows:

                         (a)    Post-Closing Adjustments.  Buyer shall conduct a physical inventory within five (5) Business Days following the Closing Date of the Product Inventory as of the Effective Time to provide the information necessary for the determination of the Closing Net Working Capital as of the Closing Date.  Buyer shall allow representatives of Seller to observe, but not participate in, such inventory.  As promptly as practicable after the Closing Date, and in any event not later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a statement (the "Closing Statement"), which shall set forth in reasonable detail (A) the Net Working Capital PLN as of the Closing Date (the "Closing Net Working Capital PLN"), the Net Working Capital LLC as of the Closing Date (the "Closing Net Working Capital LLC"), and Closing Debt Amount (together with the Closing Net Working Capital, the "Actual Closing Amounts"), each prepared in accordance with the methodologies set forth on Exhibit C, and (B) its calculations of the Adjustment Amount as described in Section 3.4(d) and (ii) a copy of the schedule of Actual Closing Amounts.  Seller, at no cost to Buyer, shall give to Buyer and its authorized representatives reasonable access to such employees, offices, and other facilities and such books and records of Seller and the Transferred MissChem Subsidiaries as are reasonably necessary to allow Buyer and its authorized representatives to prepare the Adjustment Amount in compliance with this Section 3.4.  Buyer, at no cost to Seller, shall provide all information reasonably requested by Seller and shall give representatives of Seller reasonable access to the premises, employees and other facilities of the Transferred Subsidiaries, related to the Business and to books and records of the Transferred Subsidiaries or related to the Business as are reasonably necessary for purposes of reviewing, verifying and auditing the Adjustment Amount.

                         (b)   Dispute Resolution.  The Closing Statement shall become final and binding on Seller and Buyer as to the Adjustment Amount thirty (30) days following the date the Closing Statement is received by Seller (the "Dispute Deadline Date"), unless prior to the Dispute Deadline Date Seller delivers to Buyer notice that the Adjustment Amount or Closing Statement shall not have been determined in accordance with the requirements of this Section 3.4.  Seller's notice shall set forth all of Seller's disputed items together with the Seller's proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes.  If Seller has delivered a timely notice of disagreement in accordance with this Section 3.4, then Buyer and Seller shall use their good faith efforts to reach written agreement on the disputed items to determine the Adjustment Amount.  If all of Seller's disputed items have not been resolved by Buyer and Seller within thirty (30) days following Buyer's receipt of Seller's dispute notice, then Seller's disputed items shall be submitted for final and binding determination to PricewaterhouseCoopers, LLC (the "Independent Auditor") who shall act as an expert and not an arbitrator, within five (5) Business Days after the end of the foregoing thirty (30) day period.  The determination of the Adjustment Amount by the Independent Auditor shall be final and binding upon Buyer and Seller as to the Adjustment Amount.  If the Independent Auditor determines that Buyer is entitled to 50% or less of the portion of the Adjustment Amount in dispute, Buyer shall pay all of the Independent Auditor's fees and expenses in connection with this Section 3.4.  If the Independent Auditor determines that Buyer is entitled to more than 50% of the portion of the Adjustment Amount in dispute, Seller shall pay all of the Independent Auditor's fees and expenses in connection with Section 3.4.

                         (c)    Final Closing Statement.  The Adjustment Amount shall be deemed to be finally determined in the amount set forth in the Closing Statement on the Dispute Deadline Date unless a dispute notice is given in accordance with Section 3.4(b) with respect to the calculation thereof.  If such a dispute notice is given, the Adjustment Amount shall be deemed finally determined on the date that the Independent Auditor gives notice to Buyer and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.  The Closing Statement as accepted by Seller (by absence of notice pursuant to Section 3.4(b)) or as determined by the Independent Auditor shall be referred to as the "Final Closing Statement."

                         (d)   Determination of Adjustment Amount.  If the Purchase Price calculated using the Preliminary Statement exceeds the Purchase Price calculated using the Final Closing Statement, Seller shall pay to Buyer, in accordance with Section 3.4(e)(i), an amount equal to such excess.  If the Purchase Price calculated using the Preliminary Statement is less than the Purchase Price calculated using the Final Closing Statement, Buyer shall pay to Seller, in accordance with Section 3.4(e)(ii), an amount equal to such deficiency.  The amount of the payment to be made by Buyer or Seller, as applicable, pursuant to this Section 3.4(d) shall be referred to as the "Adjustment Amount", examples of which are set forth on Exhibit C, Examples 3.4.  The Adjustment Amount shall be paid by Seller or Buyer, as applicable, in accordance with Section 3.4(e) within ten (10) Business Days of the determination of the Final Closing Statement (such tenth (10th) Business Day, the "Post-Closing Payment Date").

                         (e)    Payment of Adjustment Amount.

                                        (i)     In the event the Adjustment Amount is to be paid by Seller, (A) if the Adjustment Amount to be paid by Seller to Buyer is less than the Adjustment Amount Escrow, Buyer shall receive the Adjustment Amount as a distribution from the Adjustment Amount Escrow Account, and the amount remaining in the Adjustment Amount Escrow Account shall be distributed to Seller by wire transfer of immediately available funds to a bank designated by Seller in writing; and (B) if the Adjustment Amount to be paid by Seller to Buyer exceeds the Adjustment Amount Escrow, the entire Adjustment Amount Escrow shall be distributed to Buyer and Seller shall pay to Buyer the amount of such excess, plus interest at the rate published in The Wall Street Journal from time to time as the "prime rate" ("Interest") on the portion of such excess that exceeds the Adjustment Amount Escrow for the actual number of days between the Closing Date and the date the payment is made by wire transfer of immediately available funds to a bank account or bank accounts designated by Buyer in writing.  Notwithstanding anything to the contrary in this Agreement, and regardless of any other means of obtaining payment, Buyer shall have the right, but not the obligation, to offset any amount in the Indemnification Holdback Escrow Account (upon determination of the Final Closing Statement) by the amount by which the Adjustment Amount to be paid by Seller to Buyer exceeds the Adjustment Amount Escrow.

                                        (ii)    In the event the Adjustment Amount is to be paid by Buyer, the entire amount of the Adjustment Amount Escrow Account shall be distributed to Seller and Buyer shall pay the Adjustment Amount to Seller, plus Interest on the Adjustment Amount, for the actual number of days between the Closing Date and the date the payment is made, by wire transfer of immediately available funds to a bank account or bank accounts designated by Seller in writing.

                                        (iii)   Any amounts payable under this Section 3.4 shall be distributed or paid on or before the Post-Closing Payment Date.  If the Adjustment Amount is paid after the Post-Closing Payment Date, interest at a rate equal to the lesser of 18% per annum and the maximum rate permitted by law shall be added:  (A) in the case of a payment made by Seller, to the portion of the Adjustment Amount which exceeds the Adjustment Amount Escrow and (B) in the case of a payment made by Buyer, to the Adjustment Amount, in each case for the actual number of days between the Post-Closing Payment Date and the date the payment is made.

Section 3.5       Remaining Shipping Prepayment Adjustment.  As promptly as practicable after the Closing Date, and in any event not later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement which shall set forth in reasonable detail the Remaining Shipping Prepayment, which shall be paid as follows:

                         (a)  In the event the Remaining Shipping Prepayment is a positive amount, within ten (10) days of Buyer's delivery of such statement, Buyer shall pay the amount of the Remaining Shipping Prepayment to Seller, plus Interest on the amount of the Remaining Shipping Prepayment, for the actual number of days between the Closing Date and the date the payment is made, by wire transfer of immediately available funds, to a bank account or bank accounts designated by Seller in writing; or

                         (b)  In the event the Remaining Shipping Prepayment is a negative amount, within ten (10) days of Buyer's delivery of such statement, Seller shall pay the amount of the Remaining Shipping Prepayment to Buyer, plus Interest on the amount of the Remaining Shipping Prepayment, for the actual number of days between the Closing Date and the date the payment is made, by wire transfer of immediately available funds, to a bank account or bank accounts designated by Buyer in writing.

ARTICLE IV     CLOSING.

Section 4.1       Closing Date.  The Closing shall take place at 10:00 a.m., local time at the place of the Closing, on the date that is two (2) Business Days after the satisfaction or written waiver of all of the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby, as set forth in Article IX and Article X of this Agreement, at the offices of Phelps Dunbar LLP, 111 East Capitol Street, Suite 600, Jackson, Mississippi 39201-2122, or at such other time, date and place as shall be fixed by agreement among the parties hereto (the date of the Closing being herein referred to as the "Closing Date", and the time of the Closing being herein referred to as the "Closing Time").  The Closing shall be effective for tax and accounting purposes and for purposes of post-closing adjustments pursuant to Section 3.4 of this Agreement as of 12:01 a.m., local time in The Republic of Trinidad and Tobago, on the Closing Date (the "Effective Time").

Section 4.2       Closing Deliveries.  At the Closing on the Closing Date:

                         (a)  Seller shall sell, assign, transfer and convey or cause to be sold, assigned, transferred and conveyed, in each case, to Buyer (or its designee) all of its right, title and interest in and to the Transferred Shares, free and clear of all Encumbrances, other than Permitted Share Encumbrances.  Seller shall deliver to Buyer such documents or certificates as may be necessary or as Buyer may reasonably require to transfer or cause to be transferred to Buyer good title to the Transferred Shares, free and clear of all Encumbrances, other than Permitted Share Encumbrances, in form and substance reasonably acceptable to Buyer, and to assign to Buyer all of its right, title and interest in and to the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement, including without limitation:

                                        (i)     certificates representing (A) the Transferred Shares that are certificated, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, and (B) if such share is certificated, the quota share of MCBSRL owned and held in trust by Charles O. Dunn, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer's designee; and proper assignments of Transferred Shares that are not certificated and such quota share, if not certificated;

                                        (ii)     certificates dated the Closing Date and validly executed by an officer of Seller to the effect that the conditions set forth in Article IX have been satisfied;

                                        (iii)    a legal opinion of in-house counsel to Seller, dated the Closing Date, addressed to Buyer, regarding the corporate authority of Seller to consummate the transactions contemplated by this Agreement, in the form attached hereto as Schedule 4.2(a)(iii);

                                        (iv)    a legal opinion of Smith-Hughes, Raworth & McKenzie, outside counsel to Seller, dated the Closing Date, addressed to Buyer, regarding the transfer to Buyer of the Transferred Shares, free and clear of all Encumbrances, other than Permitted Share Encumbrances, in the form attached hereto as Schedule 4.2(a)(iv);

                                         (v)    a legal opinion of M. Hamel Smith & Co., outside counsel to Seller, dated the Closing Date, addressed to Buyer, opining that no consents, approvals, authorizations, filings, or registrations are required to be made or obtained in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, in the form attached hereto as Schedule 4.2(a)(v);

                                         (vi)   one or more assignment and assumption agreements executed by Seller, assigning to Buyer all of Seller's rights and obligations arising under the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement, in the form attached hereto as Schedule 4.2(a)(vi);

                                         (vii)   a certified copy of the Sale Order; and

                                         (viii)  the Bank Guaranty Release.

                         (b)   Buyer shall deliver to Seller:

                                          (i)     the Closing Payment;

                                          (ii)     certificates dated the Closing Date and validly executed by an officer of Buyer to the effect that the conditions set forth in Article X have been satisfied;

                                          (iii)    one or more assignment and assumption agreements executed by Buyer, pursuant to which Buyer assumes the Assumed Liabilities, in the form attached hereto as Schedule 4.2(a)(vi); and

                                           (iv)   a legal opinion of in-house counsel to Buyer, dated the Closing Date, addressed to Seller, regarding the corporate authority of Buyer to consummate the transactions contemplated by this Agreement, in the form attached hereto as Schedule 4.2(b).

                         (c)  Buyer shall pay all Cure Amounts directly to such parties and in such amounts as set forth on the Disclosure Schedule, Section 5.18, in accordance with the wire instructions provided to Buyer at the Closing.

ARTICLE V     SELLER'S REPRESENTATIONS AND WARRANTIES.

               Seller hereby represents and warrants to Buyer as follows (except as set forth on Schedule 5 hereto, such schedule being referred to herein as the "Disclosure Schedule"):

Section 5.1       Authorization for Agreement and Consent.  Seller has all requisite corporate power and authority to enter into this Agreement and to sell, assign, transfer and convey the Transferred Shares to Buyer under this Agreement.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Seller.  Subject to Bankruptcy Court approval, this Agreement constitutes, and, when executed by Seller, any documents or instruments to be executed and delivered by Seller pursuant hereto will constitute, legal, valid and binding obligations of Seller enforceable in accordance with their terms.

Section 5.2       Organization of Seller and the Transferred MissChem Subsidiaries.

               (a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to own, use, and operate its properties and to carry on the Business as it is now being conducted.  Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect.

               (b)   The Disclosure Schedule, Section 5.2, sets forth a true and complete list of the Transferred MissChem Subsidiaries, including the jurisdiction of incorporation or formation of each such Transferred MissChem Subsidiary.  Each Transferred MissChem Subsidiary (i) is either a corporation, partnership, limited liability company or other entity as identified on the Disclosure Schedule, Section 5.2, duly incorporated or formed, as applicable, and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable, (ii) has all necessary corporate, company or partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business in all respects as currently conducted by it and (iii) except where the failure to be so qualified and in good standing will not have a Material Adverse Effect, is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities requires such qualification.  Seller has provided to Buyer true and accurate copies of the Organizational Documents of each Transferred MissChem Subsidiary.  All of the outstanding Equity Interests of each of the Transferred MissChem Subsidiaries, all of the Equity Interests of PLN owned by MCTL, and all of the Equity Interests of LLC owned by Seller are duly and validly issued.  Except as set forth on the Disclosure Schedule, Section 5.2, all of the outstanding Equity Interests of each of the Transferred MissChem Subsidiaries and 50% of the outstanding Equity Interests of each of PLN and LLC are, or will be at Closing, directly or indirectly, wholly owned by Seller, free and clear of any Encumbrances, other than Permitted Share Encumbrances, and, if applicable, are fully paid and nonassessable.  Except as set forth on the Disclosure Schedule, Section 5.2, there are no preemptive or other rights, options, warrants or rights of conversion or any other contract relating to any Transferred MissChem Subsidiary or any of the Equity Interests of PLN owned by MCTL or the Equity Interests of LLC owned by Seller obligating such Transferred MissChem Subsidiary or the owners of such Equity Interests, directly or indirectly, to issue or sell its shares or Equity Interests.  Except as set forth on the Disclosure Schedule, Section 5.2, Seller has full direct or indirect voting power over the Equity Interests of the Transferred MissChem Subsidiaries and 50% of the Equity Interests of each of PLN and LLC, subject to no proxy, shareholders agreement, voting trust or other agreement relating to the voting of such Equity Interests.

Section 5.3       Consents and Approvals

.  No consent, approval, authorization of, declaration, filing, or registration with, any Governmental Authority, is required to be made or obtained by Seller or any Transferred MissChem Subsidiary in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for approval by the Bankruptcy Court via entry of the Sale Order, (b) for the filing of a notification and report form under the HSR Act or any similar act or law of any applicable foreign jurisdiction, and the expiration or earlier termination of the applicable waiting period thereunder, (c) for consents, approvals, authorizations, declarations, or rulings identified on the Disclosure Schedule, Section 5.3, and (d) for consents, approvals, authorizations, declarations, or rulings the failure of which to make or obtain will not have a Material Adverse Effect.

Section 5.4       No Violations or Transfer Permits.

                         (a)    Neither the execution, delivery, or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the Organizational Documents of Seller or any Transferred MissChem Subsidiary; (ii) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which Seller or any Transferred MissChem Subsidiary is a party or by which Seller's or a Transferred MissChem Subsidiary's properties or assets may be bound or affected; (iii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or any Transferred MissChem Subsidiary or to Seller's or a Transferred MissChem Subsidiary's properties or assets; (iv) result in the creation or imposition of any Encumbrance on any asset of Seller or any Transferred MissChem Subsidiary; or (v) cause the suspension or revocation of any Permit, license, governmental authorization, consent, or approval necessary for Seller or any Transferred MissChem Subsidiary to conduct the Business as currently conducted, except in the case of clauses (ii), (iii), (iv), and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that (A) are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code or (B) are set forth on the Disclosure Schedule, Section 5.4.

                         (b)   There are no Permits or Environmental Permits necessary to transfer the Transferred Shares to Buyer, and no new Permits or licenses, or amendments to existing Permits and licenses, are required to continue each Transferred MissChem Subsidiary's lawful operation of the Business and the assets of the Transferred MissChem Subsidiaries following the Closing in substantially the same manner as presently operated.

Section 5.5       No Default.  Except as set forth on the Disclosure Schedule, Section 5.5, no Transferred MissChem Subsidiary is in violation, breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation, breach of, or a default under) any term, condition, or provision of (a) its Organizational Documents, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment, or other instrument, or obligation to which a Transferred MissChem Subsidiary is a party or by which any Transferred MissChem Subsidiary's properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule, or regulation applicable to any Transferred MissChem Subsidiary or to any Transferred MissChem Subsidiary's properties or assets, or (d) any Permit, license, governmental authorization, consent, or approval necessary for any Transferred MissChem Subsidiary to conduct the Business as currently conducted, except in the case of clauses (b), (c) and (d), for those violations, breaches or defaults that occurred prior to or upon the commencement of the Bankruptcy Cases and that are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code.

Section 5.6       Title to the Transferred Shares and the Off-Take Agreement.

                         (a)   Except as set forth on the Disclosure Schedule, Section 5.6, Seller owns beneficially and of record all of the Transferred Shares, free and clear of any and all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement) other than Permitted Share Encumbrances, and, at the Closing, Buyer will acquire good title to all of the Transferred Shares, free and clear of all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement) other than Permitted Share Encumbrances.

                         (b)  Except as set forth on the Disclosure Schedule, Section 5.6, the Transferred Shares represent all of the issued and outstanding Equity Interests in MCHI and fifty percent (50%) of the issued and outstanding Equity Interests in LLC and there are no outstanding options, warrants or other rights to purchase any equity interest in MCHI or the Equity Interests in LLC owned by Seller.

                         (c)    Immediately following the Closing, Buyer will own all of Seller's rights under the Off-Take Agreement, free and clear of all Encumbrances, except for those Encumbrances set forth on the Disclosure Schedule, Section 5.6.

Section 5.7       Tangible Property.  The Transferred MissChem Subsidiaries neither own nor lease any tangible personal property (including machinery, equipment, computers, supplies, materials, furniture, furnishings, tools, dies and vehicles).

Section 5.8       No Assets or Liabilities of the Transferred MissChem Subsidiaries.  The Transferred MissChem Subsidiaries have no assets or liabilities other than those set forth on the Financial Statements.

Section 5.9       Litigation.  Except as set forth on the Disclosure Schedule, Section 5.9, there is no (i) Proceeding pending or, to Seller's Knowledge, Threatened against Seller or any Transferred MissChem Subsidiary, the outcome of which could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) judgment, decree, injunction, or order of any Governmental Authority or arbitrator outstanding against Seller or any Transferred MissChem Subsidiary that could reasonably be expected to have a Material Adverse Effect.

Section 5.10          No Finder's Fee.  Except as set forth in the Disclosure Schedule, Section 5.10, no Person is entitled to any brokerage, financial advisory, finder's, or similar fee or commission payable by Seller or any Transferred Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 5.11          Financial Statements.  The following materials have been provided to Buyer:  (i) the audited balance sheets of PLN (including the notes thereto) as of June 30, 2001, June 30, 2002, and June 30, 2003 and the related audited statements of operations, stockholders' equity, and cash flows of PLN for the years then ended (the "Audited Statements"), (ii) the unaudited balance sheets of LLC as of June 30, 2001, June 30, 2002, and June 30, 2003, and the related unaudited statements of operations for the years then ended, and (iii) the unaudited balance sheets of the Transferred MissChem Subsidiaries as of June 30, 2003 (the financial information described in clauses (ii) and (iii) of this sentence being referred to herein as the "Unaudited Statements" and, together with the Audited Statements, the "Financial Statements").  The Financial Statements are attached hereto as Disclosure Schedule, Section 5.11.  The Financial Statements of the Transferred MissChem Subsidiaries have been prepared from, and are in accordance with, the books and records of the Transferred MissChem Subsidiaries, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as noted therein and except that the Unaudited Statements may not include footnotes and shall be subject to nonmaterial recurring year-end adjustments), and fairly present in all material respects the financial position of the Transferred MissChem Subsidiaries as of the respective dates thereof.

Section 5.12          Legal Compliance.  Except as disclosed in the Disclosure Schedule, Section 5.12, (i) the Seller is not in violation of, nor has Seller been given notice or been charged with any violation of, any Legal Requirements with respect to the Business except for such violations, notices, or charges that have not had or will not have, individually or in the aggregate, a Material Adverse Effect; (ii) none of the Transferred MissChem Subsidiaries is in violation of, nor has any Transferred MissChem Subsidiary been given notice or been charged with any violation of, any Legal Requirements except for such violations, notices, or charges that have not had or will not have, individually or in the aggregate, a Material Adverse Effect; (iii) no investigation or review regarding the Business with respect to the Seller by any Governmental Authority is pending or, to the Knowledge of Seller, Threatened, nor has any Governmental Authority indicated to Seller or any Transferred MissChem Subsidiary an intention to conduct the same; and (iv) no investigation or review with respect to any Transferred MissChem Subsidiary by any Governmental Authority is pending or, to the Knowledge of Seller, Threatened, nor has any Governmental Authority indicated to Seller or any Transferred MissChem Subsidiary an intention to conduct the same.

Section 5.13          Environmental Laws; Permits.  Except as set forth on the Disclosure Schedule, Section 5.13, (i) the Transferred MissChem Subsidiaries are in compliance with, and have complied in all respects with, and there are and have been no violations of, any Environmental Laws related to the assets of the Transferred MissChem Subsidiaries; (ii) the Transferred MissChem Subsidiaries possess no Environmental Permits or other Permits; (iii) the Transferred MissChem Subsidiaries have filed all notices required of the Transferred MissChem Subsidiaries under all Environmental Laws; (iv) there are no Environmental Conditions relating to the Transferred MissChem Subsidiaries; and (v) Seller and the Transferred MissChem Subsidiaries have taken all actions required under Environmental Laws to satisfy or obtain the approval of a Governmental Authority as a condition to the consummation of the transactions contemplated by this Agreement.

Section 5.14          Taxes.

                         (a)    Except as set forth on the Disclosure Schedule, Section 5.14, the Transferred MissChem Subsidiaries have timely filed with the appropriate taxing authorities all Tax Returns required to be filed by them and have timely paid all Taxes owed by them.  All Tax Returns filed by each Transferred MissChem Subsidiary are correct and complete in all material respects.  None of the Transferred MissChem Subsidiaries currently is the beneficiary of any extension of time to file any such Tax Return.

                         (b)   There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Transferred Shares or the assets of the Transferred MissChem Subsidiaries.  Except as set forth on the Disclosure Schedule, Section 5.14, none of the assets of the Transferred MissChem Subsidiaries or the Transferred Shares is property that is required to be treated for Tax purposes as being owned by any Person other than Seller or another Transferred MissChem Subsidiary.

                         (c)    All Taxes that any Transferred MissChem Subsidiary is required by law to withhold or collect for all periods ending on or prior to the Closing Date have been withheld or collected, and such Transferred MissChem Subsidiary has timely paid all such Taxes due any Governmental Authority.

                         (d)   No Transferred MissChem Subsidiary has received any written notice from a taxing authority in a jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction.

                         (e)    The transactions contemplated herein are not subject to the Tax withholding provisions of the Code or of any other Tax withholding provisions under any Legal Requirement.

                         (f)     Except as set forth on the Disclosure Schedule, Section 5.14, there are currently no deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Authority, there is no audit or Proceeding, now pending, or to the Knowledge of Seller, in process or Threatened relating to Taxes of any Transferred MissChem Subsidiary, and no extension or waiver of a statute of limitations relating to Taxes of any Transferred MissChem Subsidiary is in effect.

                         (g)    There are no Tax sharing, indemnity, allocation or similar agreements in effect as between any Transferred MissChem Subsidiary (or any predecessor thereof) and any other Person.  The Transferred MissChem Subsidiaries have no contractual obligations to indemnify any other Person with respect to Taxes.

                         (h)    No Transferred MissChem Subsidiary has, or has had within the five year period preceding the Closing Date, a United States Real Property Interest, as defined under Code Section 897.

                         (i)      Except as set forth on the Disclosure Schedule, Section 5.14, no Transferred MissChem Subsidiary (i) has been engaged in a United States trade or business for federal income tax purposes; (ii) has been a passive foreign investment company within the meaning of the Code, (iii) has consented at any time under any foreign tax provision similar to Code Section 341(f)(1) to have provisions similar to Code Section 341(f)(2) apply to any disposition of the Transferred MissChem Subsidiary's assets, (iv) has agreed, or is required, under any foreign tax provision similar to Code Section 481(a) to make any adjustment by reason of a change in accounting method or otherwise; and (iv) has participated in or cooperated with an international boycott or has been requested to do so in connection with any transaction or proposed transaction.

                         (j)     Except as set forth on the Disclosure Schedule, Section 5.14, none of the Transferred MissChem Subsidiaries has an investment in "United States property" for purposes of Code Section 956.

                         (k)   Other than the Project Agreement (including amendments executed on December 19, 1995 and June 14, 1996), and the Fiscal Incentives Order, none of the Transferred MissChem Subsidiaries, Seller, any of Seller's Affiliates (other than PLN and LLC), or, to Seller's Knowledge, any other Affiliates of any of the Transferred MissChem Subsidiaries (other than PLN and LLC) has requested or received any ruling from any Governmental Authority, or signed any binding agreement with any Governmental Authority (including, without limitation, any advance pricing agreement), that would impact the amount of Tax liability of any Transferred MissChem Subsidiary after the Closing Date.

                         (l)      None of the Transferred MissChem Subsidiaries will be required to recognize for Tax purposes in a Post-Closing Tax Period any income or gain which would otherwise have been required to be recognized under the accrual method of accounting in a Pre-Closing Tax Period as a result of Seller or the Transferred MissChem Subsidiaries making a change in method of accounting or otherwise deferring the recognition of income or gain to a Post-Closing Tax Period.

                         (m)  All of the Transferred MissChem Subsidiaries (other than MCHI) have made valid elections to be treated as pass-through entities by filing Forms 8832 with the appropriate IRS office.

                         (n)    MCBSRL has maintained valid licenses as an exempt SRL from its date of organization to the Closing Date.

Section 5.15          Employee Matters.  The Transferred MissChem Subsidiaries have no employees and have never had any employees.

Section 6.16          Intellectual Property.  The Transferred MissChem Subsidiaries do not own, license or use any Intellectual Property.

Section 5.17          Contracts.  Except as disclosed on the Disclosure Schedule, Section 7.12(a) and Disclosure Schedule, Section 5.17, the Transferred MissChem Subsidiaries are not parties to any Contracts.

Section 5.18          No Changes; Conduct of Business.  Except as set forth in the Disclosure Schedule, Section 5.18, since June 30, 2003, (i) the operations and affairs of the Transferred MissChem Subsidiaries have been conducted in the ordinary course of business, and (ii) there has been no event or change which has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.19          Books and Records of the Transferred Subsidiaries.  Seller has provided to Buyer copies of all books and records related to the Transferred MissChem Subsidiaries.

Section 5.20          Accuracy of Statements.  To Seller's Knowledge, no representation, warranty or other statement made by Seller to Buyer in this Agreement regarding any Transferred MissChem Subsidiary, or any statement, certificate or schedule furnished to Buyer pursuant to this Agreement regarding any Transferred MissChem Subsidiary, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.  Seller has no Knowledge of any fact that has specific application to any Transferred MissChem Subsidiary that may have a Material Adverse Effect that has not been set forth in this Agreement.

ARTICLE VI     REPRESENTATION AND WARRANTIES OF BUYER.  Buyer represents and warrants to Seller as follows:

Section 6.1       Authorization for Agreement and Consents.  Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Buyer.  Subject to Bankruptcy Court approval, this Agreement constitutes, and, when executed by Buyer, any documents or instruments to be executed and delivered by Buyer pursuant hereto will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

Section 6.2       Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has the corporate power and authority to own, use, and operate its properties and to carry on its business as it is now being conducted.

Section 6.3       No Violation.  The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the Organizational Documents of Buyer or any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, or court order, judgment or decree to which Buyer is bound.

Section 6.4       Finder's Fees.  No Person is entitled to any brokerage, financial advisory, finder's, or similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 6.5       No Litigation.  No Proceeding is pending or, to Buyer's Knowledge, has been Threatened by or against Buyer which would materially and adversely affect the ability of Buyer to consummate the transaction provided for in this Agreement.

Section 6.6       No Financing Contingency.  Buyer has cash reserves or availability under existing credit facilities to pay the Purchase Price in cash to Seller on the Closing Date without new debt or equity financing.  Buyer's obligations hereunder are not contingent upon procuring financing for the transaction contemplated hereunder.

Section 6.7       Informed Purchaser.  An Affiliate of Buyer owns a 50% Equity Interest in PLN.  An Affiliate of Buyer owns a 50% Equity Interest in LLC.  By virtue of these ownership interests and Buyer's sophistication in business matters, Buyer is an informed and sophisticated purchaser.  Buyer has undertaken such investigation and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

ARTICLE VII     COVENANTS.

Section 7.1      Seller's Chapter 11 Bankruptcy Case.

                         (a)    This Agreement and the transactions contemplated hereby are contingent upon the approval and authorization of the Bankruptcy Court.  Seller shall file a motion (the "Sale Motion") within five (5) Business Days after the date hereof to seek approval by the Bankruptcy Court of: (1) at a first hearing, the Auction and Bid Procedures attached hereto as Schedule 7.1(a)(1) and (2) at a second hearing, the sale contemplated hereby (subject only to said Auction and Bid Procedures).  Seller shall use its Best Efforts to obtain the entry of the order approving the Auction and Bid Procedures in the form attached hereto as Schedule 7.1(a)(2) (the "Bid Protection Order") on or before November 5, 2003.  Seller shall use its Best Efforts to obtain the entry of the Sale Order in the form attached hereto as Schedule 7.1(a)(3) on or before December 11, 2003.

                         (b)   Seller shall provide notice of the Sale Motion to every Person with an interest in the Transferred Shares and every Person requested by Buyer, in accordance with the notice provisions of the Bankruptcy Code, including, without limitation, any applicable state taxing authority.  Seller shall advise Buyer of any written objections filed with the Bankruptcy Court to this Agreement.

                         (c)    Upon entry of the Bid Protection Order and the Sale Order, Seller shall promptly provide Buyer with notice of such entry, and a copy of such Bid Protection Order or Sale Order, as applicable.

Section 7.2       Access.

                         (a)    From and after the date of this Agreement until the Closing Date, Seller shall and shall cause the Transferred MissChem Subsidiaries to give Buyer and its employees, agents and authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such employees, records, and assets of or relating to the Transferred MissChem Subsidiaries, as are necessary to allow Buyer and its employees, agents and authorized representatives to make such inspections, to interview or confer with officers, employees, agents and representatives of the Seller and the Transferred MissChem Subsidiaries Buyer believes are necessary and appropriate with respect to the assets of the Transferred MissChem Subsidiaries.  Seller shall have the right to have a representative present at all times of any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of a Transferred MissChem Subsidiary.  Additionally, all records provided to Buyer pursuant to this section will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement.  Buyer expressly acknowledges that nothing in this Section 7.2 is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

                         (b)   Buyer hereby consents to Seller, PLN and LLC giving to any Person that has executed a confidentiality agreement substantially in the form of the Confidentiality Agreement and any such Person's employees, agents, and authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such employees, records, and assets of or relating to PLN and LLC as are necessary to allow such Person and its employees, agents and authorized representatives to make such inspections, and to interview or confer with officers, employees, agents and representatives of PLN and LLC that such Person believes are necessary and appropriate with respect to PLN and LLC.

Section 7.3       HSR Act.  If filings pursuant to and under the HSR Act or any similar act or law of any applicable foreign jurisdiction are required in connection with the consummation of the transactions contemplated by this Agreement, Seller and Buyer will promptly compile and file (or will cause its "ultimate parent entity" (as determined for purposes of the HSR Act) to file) under the HSR Act or such other act or law such information respecting such party as the HSR Act or such other act or law requires.

Section 7.4       Consents.  Seller shall use Best Efforts to obtain all approvals, consents, ratifications, waivers, or authorizations if any, of any Person not a party to this Agreement which are required to (i) transfer the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement to Buyer, (ii) continue to vest title in the assets of the Transferred Subsidiaries in the Transferred Subsidiaries, or (iii) permit the Transferred Subsidiaries to continue to operate the Business without a default under, or breach, termination or acceleration of, any property right, Lease or Contract (collectively, the "Required Consents").  Buyer shall cooperate with Seller to obtain all Required Consents, including the provision of a guaranty of performance under the Off-Take Agreement by Buyer or any of its Affiliates, if required by Eximbank; provided, however, that Buyer shall only be required to provide such guaranty on terms at least as favorable to Buyer as the terms on which Buyer provided a guaranty to Eximbank in connection with the consummation of the transactions contemplated by the Farmland Agreement.  Seller shall advise Buyer promptly in writing with respect to any Lease, Contract or other property right which it knows or has reason to believe will not receive any Required Consent.

Section 7.5       Conduct of the Business Pending Closing.

                         (a)    Subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code, from the date hereof until the Closing Date, without the prior written consent of Buyer:

                                             (i)     Seller shall cause each Transferred MissChem Subsidiary not to adopt or propose any change in its Organizational Documents;

                                             (ii)    Seller shall cause each Transferred MissChem Subsidiary not to declare, set aside, or pay any dividend, interest or other distribution with respect to any of its Equity Interests, or split, combine, or reclassify any of its Equity Interests, or repurchase, redeem, or otherwise acquire any of its Equity Interests;

                                             (iii)   Seller shall cause each Transferred MissChem Subsidiary not to merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                                             (iv)   Seller shall cause each Transferred MissChem Subsidiary not to lease, license, or otherwise acquire any assets;

                                             (v)    Seller shall cause each Transferred MissChem Subsidiary not to change any method of accounting or accounting practice used by it, except for any change required by GAAP;

                                             (vi)   Seller shall cause the Transferred MissChem Subsidiaries not to obtain any rulings or make any elections with respect to Taxes, or enter into any agreements with any Taxing Authority;

                                             (vii)   Seller shall cause the Transferred MissChem Subsidiaries to preserve intact their relationships with third parties and keep available the services currently provided to them; and

                                             (viii)  Seller shall not and shall cause the Transferred MissChem Subsidiaries not to agree or commit to do any of the foregoing.

                         (b)   Seller shall not, and shall use its Best Efforts to cause the Transferred MissChem Subsidiaries not to, except to the extent necessary to comply with the requirements of applicable Legal Requirements, (i) take, agree, or commit to take, any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at, or as of any time prior to, the Closing Date, or (iii) take, agree, or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Article IX not being satisfied.

Section 7.6       Public Announcements.  Buyer, on the one hand, and Seller, on the other hand, agree that they will not issue any press release or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or the Bankruptcy Court.

Section 7.7       Exclusivity.  From the date of this Agreement through the date on which the Bid Protection Order has been entered by the Bankruptcy Court, none of Seller, Seller's Affiliates or any of their respective agents or representatives shall, directly or indirectly, enter into, solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Buyer and its representatives, concerning any such Person becoming the Lead Bidder in place of Buyer for the purchase of all or any portion of the Fertilizer Assets.  Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Buyer) concerning any such Person becoming the Lead Bidder in place of Buyer, or the provision by Seller or its Affiliates or any of their respective representatives of information to any Person (other than Buyer) regarding any such Person becoming the Lead Bidder in place of Buyer.

Section 7.8       IRS Form 8883.  In the event that Buyer makes a Section 338 Election with respect to the Equity Interests in MCHI, Seller shall timely file IRS Form 8883 (including any supplemental forms), prepared consistent with Section 3.2(b) hereof, with the Internal Revenue Service with its federal income Tax Return for the tax period which includes the Closing Date (or as otherwise may be required by law).

Section 7.9       Assignment and Assumption.  Seller will take all commercially reasonable actions necessary to assign to Buyer all of Seller's rights and obligations under the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement and Buyer will take all actions necessary to assume Seller's rights, obligations, and liabilities under the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement.

Section 7.10          Termination of Agreements.  Except with respect to the Off-Take Agreement and the Executory Contracts, Seller shall, and Seller and Buyer shall cause: (i) each applicable Transferred Subsidiary to, terminate all agreements between Seller and such Transferred Subsidiary on or prior to the Closing Date and (ii) any amounts owed by a party pursuant to such agreement shall be paid by such party on or prior to the Closing Date.  If, at any time following the Closing, any party to this Agreement becomes aware of any Contract between Seller and any Transferred Subsidiary, the existence of which was not known by either party on the Closing Date, Seller shall, or Buyer shall cause such Transferred Subsidiary to, terminate such Contract, and any amounts owing under such Contract shall be paid by the applicable party to this Agreement upon the termination of such Contract.

Section 7.11          Advances to Transferred Subsidiaries.  Except as otherwise set forth in this Agreement, immediately prior to the Closing, Seller shall cause all intercompany advances or loans owed by any of the Transferred Subsidiaries to Seller or any of its Affiliates (other than another Transferred Subsidiary) to be deemed discharged by way of capital contribution to such Transferred Subsidiaries.  This Section 7.11 shall not be interpreted to alter any right or obligation of PLN under the Off-Take Agreement.

Section 7.12          Recovery of Insurance Proceeds.  Within ten (10) Business Days of PLN's recovery of proceeds from American Life and General Insurance Company (Trinidad & Tobago) Limited with respect to the insurance claim which is the subject of American Life and General Insurance Company (Trinidad & Tobago) Limited v. Farmland MissChem Limited in the High Court of Justice, H.C.A.  No. 2706 of 2002, Buyer shall pay to Seller, by wire transfer of immediately available funds to such account as Seller shall designate, one-quarter (1/4) of the amount of such recovery, net of attorneys fees, costs and expenses related to such claim or recovery.

Section 7.13          Spare Parts Arrangement.  If, within one (1) year following the Closing Date, PLN receives any payment pursuant to a Spare Parts Agreement, then, within ten (10) Business Days of PLN's receipt of such payment, Buyer shall pay to Seller, by wire transfer of immediately available funds to such account as Seller shall designate, one-quarter (1/4) of any such payment received by PLN.

Section 7.14          Mutual Release.  Effective immediately after the Closing, (i) Buyer, on behalf of itself and the other Buyer Release Parties, generally releases and forever discharges the Seller Release Parties, and (ii) Seller, on behalf of itself and the other Seller Release Parties, generally releases and forever discharges the Buyer Release Parties, in each case, from any and all claims, complaints, charges, demands, liabilities, suits, damages, losses, expenses, attorneys' fees, obligations and causes of action, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, under or pursuant to the Shareholders Agreement, the LLC Agreement or any claims arising from or related to the Farmland Agreement or assets referenced therein.

Section 7.15          Eximbank Debt.  Notwithstanding anything to the contrary contained herein, if, as a condition to granting its consent to the transactions contemplated hereby, Eximbank requires Buyer or any of its Affiliates to provide (i) a guaranty of performance under the Off-Take Agreement on terms less favorable than the terms of the guaranty provided to Eximbank in connection with the consummation of the transactions contemplated by the Farmland Agreement or (ii) other performance assurance on terms less favorable to Buyer and its Affiliates than the terms provided to Eximbank in connection with the consummation of the transactions contemplated by the Farmland Agreement, then, at Buyer's sole option, on or before five (5) Business Days prior to Closing, Buyer may deliver notice to Seller requiring that all amounts due and owing with respect to the Eximbank Debt be paid off at the Closing.  In the event Buyer so notifies Seller, (i) at the Closing, Buyer shall pay all such amounts, by wire transfer of immediately available funds, to an account designated by Eximbank, (ii) Seller shall use its Best Efforts to obtain a release of all Encumbrances Eximbank may have with respect to the Transferred Shares or the assets of any Transferred Subsidiary upon Eximbank's receipt of such amounts, and (iii) Seller shall, and shall cause the Transferred Subsidiaries to, take such other actions as Buyer may reasonably require to effectuate such pay off and release; provided that all actions of Seller and its Affiliates contemplated by clauses (ii) and (iii) of this Section 7.15 shall be at Buyer's sole cost and expense.

Section 7.16          Shareholders Agreement.  If an Auction occurs as set forth in the Auction and Bid Procedures (as such Auction and Bid Procedures may be modified with such material changes to the Auction and Bid Procedures as are satisfactory to Buyer in its sole and absolute discretion and such immaterial changes as are satisfactory to Buyer in its reasonable discretion; provided that any change to, or deletion of, Section 10 of the Auction and Bid Procedures shall be deemed a material change), then for a period of three (3) hours following Seller's selection (if any) of any offer other than Buyer's offer as the "Accepted Offer" as set forth in the Auction Bid Procedures, Koch Mineral Services, LLC ("KMS") shall have the right, pursuant to the Shareholders Agreement, to match such Accepted Offer.  If such right is not exercised by KMS, the Accepted Offer previously selected shall be deemed the "Final Accepted Offer" pursuant to the Auction and Bid Procedures.  If any offer is accepted after Buyer's Final Accepted Offer in violation of the Auction and Bid Procedures, KMS shall have the right under the Shareholders Agreement to match such offer at any time during the 60 days following the acceptance of such offer.  Notwithstanding anything to the contrary contained herein, the parties agree that the preceding sentence shall not be deemed a release or waiver by KMS or any of its Affiliates of any rights, including any right to enforce such rights, under Article IV of the Shareholders Agreement.

ARTICLE VIII     TAX MATTERS.

Section 8.1    Sales and Transfer Taxes.  Seller shall be responsible for and agrees to pay when due all sales, use, value added, documentary, stamp, gross receipts, transfer, conveyance, excise, real estate recording and other similar Taxes and fees (collectively, "Transfer Taxes") arising out of the transfer of the Transferred Shares by Seller and the other transactions contemplated herein.  Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, if any, provided that Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of Buyer under applicable law.  Buyer's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Buyer shall reasonably cooperate with Seller in procuring any available exemptions from any Transfer Taxes and shall reasonably cooperate in procuring any documentation that may be necessary to establish any such exemption.

Section 8.2       Cooperation on Tax Matters.  After the Closing, Seller will cooperate with Buyer, and Buyer will cooperate with Seller, to the extent necessary in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so reasonably requests and will provide the cooperation of its employees and auditors.  Seller will reasonably cooperate with Buyer and Buyer will reasonably cooperate with Seller in connection with any Tax investigation, audit or other Proceeding.  Following the Closing, Buyer shall control any Tax investigations, audits or other Proceedings; provided, however, that if such investigations, audits or Proceedings could reasonably be expected to result in any material liability to Seller or any of Seller's Affiliates, Seller may participate in such investigations, audits or other Proceedings.

Section 8.3       Tax Returns.

                         (a)    Seller shall prepare or cause to be prepared and Buyer shall file or cause to be filed all Tax Returns for the Transferred MissChem Subsidiaries for all Pre-Closing Tax Periods which are filed after the Closing Date.  Seller shall permit Buyer to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.

                         (b)   With respect to any Tax Return covering a Straddle Period with respect to any of the Transferred MissChem Subsidiaries, Buyer shall cause each such Tax Return to be prepared, and at least thirty (30) days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Seller.  Buyer shall permit Seller to review and comment on each such Tax Return and shall consider such revisions to each such Tax Return as reasonably requested by Seller.  Buyer shall timely file each such Tax Return with the appropriate taxing authority, and, except as provided in Section 12.4, shall be responsible for the timely payment of all Taxes due with respect to the period covered by each such Tax Return.

                         (c)    Any Tax Return to be prepared pursuant to the provisions of Section 8.3(a) or Section 8.3(b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for inconsistencies required by changes in law or fact.

Section 8.4       Section 338 Election.  The parties acknowledge that Buyer may, at Buyer's sole option, make elections under Section 338(g) of the Code and any similar elections under state, local or foreign law (a "Section 338 Election") with respect to Buyer's purchase of the Transferred Subsidiaries.  The parties hereto shall report the transaction consistent with any such Section 338 Election and hereby agree not to take any action that could cause such Section 338 Election to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, foreign or local tax provision).

ARTICLE IX     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

               The obligations of Buyer hereunder are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Buyer, unless such a waiver is prohibited by law).

Section 9.1      Representations and Warranties True.  The representations and warranties made by Seller in this Agreement that are qualified by materiality, Knowledge, or Material Adverse Effect shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement (unless Seller has cured such breach of such representation or warranty within ten (10) Business Days of Buyer's delivery of notice to Seller regarding such breach) and as of the Closing Date (except for the representation and warranty in Section 5.18(ii) which shall be true and correct as of the date of this Agreement), with the same effect as though such representations and warranties had been made or given on and as of such dates, and Buyer shall have received a certificate signed by an officer of Seller as to the satisfaction of this condition; provided that the condition set forth in this Section 9.1 shall be deemed to have been satisfied, notwithstanding the terms of this Section 9.1, if, on the date hereof, Buyer has Knowledge of a breach by Seller of a representation or warranty made by Seller in this Agreement.

Section 9.2       Compliance with Agreement.  Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date (including the deliveries contemplated by Section 4.2) and Buyer shall have received a certificate signed by an officer of Seller as to the satisfaction of this condition.

Section 9.3       Bankruptcy Court Approval.  (a) Subject to Section 13.1(e), the Bankruptcy Court shall have entered (i) the Bid Protection Order, with Auction and Bid Procedures in the form attached hereto as Schedule 7.1(a)(1), or with such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion; provided that a material change shall be deemed to include, without limitation, any change to, or deletion of, Section 5 or Section 10 of the Auction and Bid Procedures, and (ii) the Sale Order, in the form attached hereto as Schedule 7.1(a)(3), or with such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion, and (b) the Sale Order and Bid Protection Order shall have both become Final Orders.

Section 9.4       HSR Act.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any similar act or law of any applicable foreign jurisdiction shall have expired or been terminated, and no action shall have been instituted by any Governmental Authority challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement, which action shall not have been withdrawn or terminated.

Section 9.5       No Order.  No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and no claim, action, suit, arbitration, inquiry, Proceeding or investigation (each, an "Action") shall have been commenced by or before any Governmental Authority or arbitrator against Buyer or Seller, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 9.5 shall not apply if Buyer has directly solicited or encouraged any such Action.

Section 9.6       Consents and Approvals.  Seller shall have obtained and delivered to Buyer any and all Required Consents.

Section 9.7       No Material Adverse Effect.  Since the date of this Agreement, there shall have been no change in the Business or the assets of the Transferred Subsidiaries and no other event or occurrence shall have taken place which has had or could reasonably be expected to have a Material Adverse Effect, which shall include, without limitation, any event or occurrence which has resulted in or could reasonably be expected to result in (a) Damages of greater than $1,000,000, individually or in the aggregate, (b) Lost Profits of greater than $2,500,000, individually or in the aggregate, arising out of the shut-down of PLN's facilities or an interruption in production of ammonia at such facility (except for those shut-downs set forth on Disclosure Schedule, Section 9.7), or (c) criminal liability to any Person; provided that the condition set forth in this Section 9.7 shall be deemed to have been satisfied, notwithstanding the terms of this Section 9.7, if, on the date hereof, Buyer has Knowledge that any change, event or occurrence described in this Section 9.7 will occur.

Section 9.8       No Casualty Loss.  No Casualty Loss shall have occurred.

Section 9.9       Assignment and Assumption.  Seller shall have delivered to Buyer one or more assignment agreements executed by Seller assigning to Buyer all of Seller's rights and obligations arising under the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement.

Section 9.10          Resignations.  Those directors and officers of the Transferred Subsidiaries who were nominated by Seller or any of the Transferred Subsidiaries shall have resigned or have been removed in favor of nominees of Buyer effective as of the Closing.

Section 9.11          Bank Guaranty Release.  Seller shall have delivered to Buyer the Bank Guaranty Release.

ARTICLE X     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

               The obligations of Seller hereunder are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Seller, unless such a waiver is prohibited by law).

Section 10.1  Representations and Warranties True.  The representations and warranties made by Buyer in this Agreement that are qualified by materiality or Knowledge shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of such dates, and Seller shall have received a certificate signed by an officer of Buyer as to the satisfaction of this condition.

Section 10.2  Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer as to the satisfaction of this condition.

Section 10.3  HSR Act.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any similar act or law of any applicable foreign jurisdiction shall have expired or been terminated, and no action shall have been instituted by any Governmental Authority challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement, which action shall not have been withdrawn or terminated.

Section 10.4  No Order.  No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and no Action shall have been commenced by or before any Governmental Authority or arbitrator against Buyer or Seller, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 10.4 shall not apply if Seller has directly solicited or encouraged any such Action.

Section 10.5  Bankruptcy Court Approval.  The Sale Order shall have been entered by the Bankruptcy Court, and shall have become a Final Order.

Section 10.6  Assignment and Assumption.  Buyer shall have delivered to Seller an agreement executed by Buyer assuming all of Seller's rights and obligations under the Off-Take Agreement and the Executory Contracts.

Section 10.7  Bank Guaranty Release.  Seller shall have received the Bank Guaranty Release.

Section 10.8  Deed of Charge Release.  Seller shall have entered into an agreement substantially in the form of the Novation and Variation of Deed of Charge (Shares and Securities) dated May 7, 2003, among Farmland Trinidad Limited, MCTL, Farmland, Seller, KMS, JP Morgan Chase Bank and PLN (formerly known as Farmland MissChem Limited) releasing Seller from its obligations under the Deed of Charge (Shares and Securities) dated as of November 10, 1998.

ARTICLE XI     POST CLOSING.

Section 11.1          Further Assurances.  Each party shall, from time to time at the reasonable request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification, and termination, and take such other action as the party making the request may reasonably require to effectuate the intentions of the parties and the transactions contemplated hereunder and related hereto, including those required to sell, transfer, convey and assign to, and vest in Buyer, and to place Buyer in possession of the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement.  Seller intends to convey the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement at Closing; provided, however, if it is determined after Closing that any of the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement or the LLC Agreement were not in fact conveyed to Buyer, or that the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement or the LLC Agreement are incorrectly held in the name of Seller, then each party shall take all such action necessary to promptly and correctly convey any Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement or the LLC Agreement to Buyer.  In addition, within twenty (20) days after the Effective Time, Seller shall use Best Efforts to (a) cause all confidential or proprietary information (however defined in any confidentiality, non-disclosure, or similar agreement) related to the Business or the Transferred Subsidiaries to be returned to Seller or destroyed pursuant to the terms of such agreements or (b) assign all confidentiality, non-disclosure, or similar agreements related to the Business or the Transferred Subsidiaries to Buyer.

Section 11.2          Books and Records; Personnel.  Except in the ordinary course of business of such party regarding its own general records or in compliance with such party's general record retention policies, until the seventh anniversary of the Closing Date, Buyer and Seller will maintain all books and records, including electronic and computerized records, that relate to the pre-Closing business, operations, assets and properties related to the Business, and shall give each other party full and complete access during regular business hours to all such books, records, and personnel to the extent reasonably required to enable such other party to satisfy its respective obligations hereunder or under applicable law.  In addition to the foregoing, neither Seller nor Buyer shall, without ninety (90) days prior written notification (a "Destruction Notice") to the other, destroy any pre-Closing books and records, including electronic and computerized records, related to the Business, unless such destruction is to occur in the ordinary course of business of the party destroying such books and records, or in compliance with such party's general record retention policies.  Following receipt of a Destruction Notice, if Seller or Buyer, as applicable, advises the other party in writing within such ninety (90) day period, the applicable party will promptly deliver the applicable books and records to the other.

Section 11.3        Seller's Name.  To the extent trademarks, service marks, brand names, logos or trade, corporate or business names of Seller or any of Seller's Affiliates related to the Business ("Business Intellectual Property") are not included in the assets of the Transferred Subsidiaries, Seller hereby grants to Buyer a non-exclusive, nontransferable, non-sublicensable (except to Buyer's Affiliates) license to use the Business Intellectual Property in such countries as Seller or its Affiliates, as applicable, have rights in such Business Intellectual Property, solely in connection with Buyer's operation of the Business, including in connection with the marketing and sale of products and services of the Business.  Such license shall terminate forty-five (45) days after the Closing Time.

ARTICLE XII     INDEMNIFICATION.

Section 12.1      Indemnification by Seller.  From and after the Closing, to the fullest extent permitted by law, Seller shall indemnify, defend and hold Buyer, any Affiliates of Buyer, and their respective shareholders, partners, officers, directors, members, representatives, managers, employees, agents and assigns (each, a "Buyer Indemnified Party") harmless, from and against any and all Damages incurred by any Buyer Indemnified Party in connection with or arising or resulting from any one or more of the following:

                         (a)    any misrepresentation or breach of any representation or warranty, without regard to qualifications as to Knowledge, materiality or Material Adverse Effect contained in such representations and warranties (provided that Seller shall under no circumstances be obligated to indemnify, defend or hold harmless any Buyer Indemnified Party pursuant to this Section 12.1(a) for any misrepresentation or breach of a representation or warranty made by Seller in this Agreement if, on the date hereof, Buyer had Knowledge of such misrepresentation or breach);

                         (b)   any failure by Seller or any Transferred MissChem Subsidiary to comply with any applicable transfer laws or similar laws, and any claims against Buyer by creditors of Seller or any Affiliate of Seller (except with respect to the Assumed Liabilities);

                         (c)    the possession, ownership, use, or operation of the Transferred Shares or the assets of the Transferred MissChem Subsidiaries prior to the Closing Time;

                         (d)   all liabilities and obligations of Seller other than the Assumed Liabilities; and

                         (e)    the enforcement of indemnification rights under this Section 12.1.

Section 12.2          Indemnification by Buyer.  From and after Closing, and to the fullest extent permitted by law, Buyer agrees to indemnify, defend and hold Seller and its Affiliates, shareholders, partners, officers, directors, managers, representatives, employees, agents and assigns (each, a "Seller Indemnified Party") harmless, from and against any and all Damages incurred by any Seller Indemnified Party in connection with or arising or resulting from any one or more of the following:

                         (a)    any misrepresentation or breach of any representation or warranty, or nonfulfillment of any covenant or obligation of Buyer under this Agreement or any misrepresentation in any statement, document or certificate furnished or to be furnished to Seller pursuant to this Agreement;

                         (b)   any Environmental Condition at, on or under or arising or emanating from any of the assets of any Transferred Subsidiary solely arising from Buyer's or such Transferred Subsidiary's possession, ownership, use, or operation of the assets of the Transferred Subsidiaries after the Closing Time, including any loss, property damage, injury to, or death of any third-party arising therefrom;

                         (c)    solely arising from Buyer's possession, ownership, use or operation of the Transferred Shares, the Business or the assets of the Transferred Subsidiaries after the Closing Time (except that Buyer shall have no duty to indemnify under this Section 12.2(c) with respect to any Environmental Condition, which is covered exclusively by the provisions of Section 12.2(b));

                         (d)   the enforcement of indemnification rights under this Section 12.2; and

                         (e)    the Assumed Liabilities.

Section 12.3          Indemnification Procedures.  If any Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") receives notice of any claim or the commencement of any Proceeding by any Person other than the parties to this Agreement or their Affiliates (a "Third Party Claim") with respect to which another party (each, an "Indemnifying Party") is obligated to indemnify pursuant to Section 12.1, Section 12.2, or Section 12.4, the Indemnified Party shall promptly give the Indemnifying Party or Parties written notice thereof.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of Damages that has been or may be sustained by the Indemnified Party in connection therewith.  In the event of a Third Party Claim, the Indemnified Party shall be entitled to assume and control the defense of such Third Party Claim and to appoint counsel of the Indemnified Party's choice at the reasonable expense of the Indemnifying Party to represent the Indemnified Party in connection with such Third Party Claim.  The Indemnifying Party shall cooperate with the Indemnified Party and its counsel and be allowed to participate in such defense and, at the Indemnifying Party's reasonable expense, make available to the Indemnified Party all witnesses, records, materials, and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as may be reasonably requested by the Indemnified Party, and in contesting any claim, demand or Proceeding which the Indemnified Party defends, or, if appropriate and related to the claim, demand or Proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.  The Indemnified Party or its counsel shall keep the Indemnifying Party reasonably and periodically informed as to the status of the Third Party Claim.  The Indemnified Party shall not, without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim if, (i) in connection with the settlement or compromise of such Third Party Claim, the amount of Damages and other costs of the Indemnified Party, together with all such Damages for which the Indemnifying Party has already indemnified the Indemnified Party, will not exceed, in the aggregate, the Indemnification Holdback, or (ii) the settlement or compromise of such Third Party Claim would otherwise have a material non-monetary adverse effect on the Indemnifying Party.

Section 12.4      Tax Indemnification.

                         (a)    Following the Closing, Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless from (i) any and all Damages with respect to Taxes of the Transferred Subsidiaries for all Pre-Closing Tax Periods (provided that Seller shall not be liable for such Damages with respect to PLN and LLC if, on the date hereof, Buyer has Knowledge of such Damages, and, to the extent Buyer does not have such Knowledge, Seller shall only be liable for one-half of such Damages with respect to PLN and LLC) and (ii) any and all Damages arising out of, resulting from or incident to any breach by Seller of any representation or warranty in Section 5.14 or nonfulfillment of any covenant or obligation of Seller in Article VIII, except to the extent that any such Damages are otherwise indemnified pursuant to the foregoing clause (i).

                         (b)   Following the Closing, Buyer shall indemnify, defend and hold the Seller Indemnified Parties harmless from (i) all liability for Taxes of the Transferred Subsidiaries for all Post-Closing Tax Periods and (ii) any and all Damages arising out of, resulting from or incident to any breach by Buyer of any covenant or obligation of Buyer in Article VIII, except to the extent that any such Damages are otherwise indemnified pursuant to the foregoing clause (i).

                         (c)    In the case of any Straddle Period:

                                           (i)     real, personal and intangible property Taxes and any other Taxes levied on a per diem basis ("Per Diem Taxes") of the Transferred Subsidiaries allocable to a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

                                           (ii)    the Taxes of the Transferred Subsidiaries (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

                         (d)   Seller's indemnity obligation in respect of Taxes for a Pre-Closing Tax Period shall be effected by a release from the Indemnification Holdback Escrow Account of an amount equal to the excess of (i) any such Taxes for a Pre-Closing Tax Period (as evidenced by any Tax Return prepared in accordance with Section 8.3(a) or as otherwise indicated in a written notice prepared by Buyer) which Seller is obligated to pay pursuant to Section 12.4(a) over (ii) the amount of such Taxes paid by Seller or any of its Affiliates (other than the Transferred Subsidiaries) at any time plus the amount of such Taxes paid by the Transferred Subsidiaries on or prior to the Closing Date.  Seller and Buyer shall cause such excess to be released to Buyer within ten (10) days after written demand is made by Buyer.  If the amount of any such Taxes paid by Seller or any of its Affiliates (other than the Transferred Subsidiaries) at any time plus the amount of such Taxes paid by the Transferred Subsidiaries on or prior to the Closing Date exceeds the amount of such Taxes for the Pre-Closing Tax Period which Seller is obligated to pay pursuant to Section 12.4(a), Buyer shall pay to Seller the amount of such excess within ten (10) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Governmental Authority.

Section 12.5      Limitations on Indemnification Obligations; Exclusive Remedies.

                         (a)    The aggregate liability of Seller for all matters arising out of or related to this Article XII (including, without limitation, attorney's fees and other expense incurred in connection with the defense of any claim pursuant to Section 12.3) shall not exceed an amount equal to the Indemnification Holdback.  The aggregate liability of Buyer for all matters arising out of or related to this Article XII (including, without limitation, attorney's fees and other expense incurred in connection with the defense of any claim pursuant to Section 12.3) shall not exceed an amount equal to $1,500,000.

                         (b)   Seller will be liable to the Buyer Indemnified Parties for Damages that are indemnifiable pursuant to this Article XII only to the extent and in the amount that the aggregate amount of Damages that are indemnifiable pursuant to this Article XII to all Buyer Indemnified Parties exceeds $300,000 (at which point the Buyer Indemnified Parties shall be entitled to indemnification amounts only in excess of such threshold amount).  Buyer will be liable to the Seller Indemnified Parties for Damages that are indemnifiable pursuant to this Article XII only to the extent and in the amount that the aggregate amount of Damages that are indemnifiable pursuant to this Article XII to all Seller Indemnified Parties exceeds $600,000 (at which point the Seller Indemnified Parties shall be entitled to indemnification amounts only in excess of such threshold amount).

                         (c)    No party will have any obligation to indemnify any Seller Indemnified Party or Buyer Indemnified Party for any incidental, special or consequential damages.

                         (d)   Buyer shall only be entitled to indemnification to the extent that Buyer's Damages have not been taken into account in the Closing Net Working Capital calculation or the calculation of the Remaining Shipping Prepayment.

                         (e)    To the extent any Damages of an Indemnified Party are reduced by receipt of payment under insurance policies (such net payment, a "Reimbursement"), such Reimbursement shall be credited against any such Damages.  If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of any Damages, such Reimbursement shall be promptly paid over to the Indemnifying Party.

                         (f)     Buyer and Seller hereby preserve all remedies to which they may be entitled arising out of, related to, in connection with or with respect to this Agreement (i) for equitable relief, including injunctive relief and, with respect to obligations arising after the Closing, specific performance, and (ii) in the case of fraud.  Except as provided in the foregoing sentence, from and after the Closing, (i) the indemnification provided in this Article XII shall be the sole and exclusive remedy of any party hereto arising out of, related to, in connection with or with respect to this Agreement, including without limitation any breaches of covenants, representations or warranties, and indemnifiable events under this Article XII, and (ii) each of the parties hereby waives, to the fullest extent it may lawfully do so, any other rights, causes of action, remedies or Damages that it may have or assert against the other party in connection with this Agreement and the transactions contemplated hereby, whether under statutory or common law, any Environmental Law, or securities, trade regulation or other Legal Requirements.

                         (g)    Seller's liability to Buyer Indemnified Parties with respect to PLN and LLC (as opposed to matters affecting solely the Transferred MissChem Subsidiaries) shall be limited to one half of any and all Damages with respect to PLN and LLC (as opposed to matters affecting solely the Transferred MissChem Subsidiaries), subject to the other limitations on indemnification obligations set forth herein.

Section 12.6     Release of Indemnification Holdback for Indemnification Claims.  Upon the resolution of any claim for Damages by any Buyer Indemnified Party pursuant to this Article XII, an amount equal to the indemnification payment, if any, to which such Buyer Indemnified Party is entitled shall be released to Buyer from the Indemnification Holdback.  On  the date which is six (6) months after the Closing Date, Buyer and Seller shall promptly cause the Indemnification Holdback Escrow Agent to pay to Seller by wire transfer an amount equal to any amounts remaining in the Indemnification Holdback Escrow Account (including any interest that has been added thereto), less the amount of Buyer's reasonable estimate of any outstanding claim or claims for Damages which, as of such date, have not yet been fully and finally resolved; provided, however, that if the amount of Damages with respect to any such outstanding claims could reasonably be expected to increase, the amount of Buyer's reasonable estimate of any such increase shall not be released to Seller from the Indemnification Holdback Escrow Account until such claims have been fully and finally resolved.  Any amounts remaining in the Indemnification Holdback Escrow Account after any indemnification payments contemplated by this Article XII have been made by Seller to any Buyer Indemnified Party shall be released to Seller at such time as all claims for Damages have been fully and finally resolved and all indemnification payments contemplated by this Article XII have been made by Seller.  For clarity, examples are set forth on Exhibit C, Examples 12.6.

Section 12.7      Survival.  Claims for Damages arising out of or related to this Article XII may be made by an Indemnified Party for a period of six (6) calendar months following the Closing Date; it being understood that in the event notice of any claim for indemnification under this Article XII shall have been given before the end of such six (6) calendar month period, the provision that is the subject of such claim shall survive with respect to such claim and any related claims, until such time as such claim and any related claims are fully and finally resolved.

Section 12.8      Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article XII shall be treated by the parties as an adjustment to the Purchase Price unless otherwise required by applicable law.

ARTICLE XIII     TERMINATION, BREAK-UP FEE AND REMEDIES.

Section 13.1          Termination.  This Agreement may be terminated on or prior to the Closing Date as follows: (a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such material breach (if and to the extent such breach is capable of being cured by Seller) is not cured within ten (10) Business Days after Buyer has notified Seller in writing of Buyer's intention to terminate this Agreement pursuant to this clause (a) or such breach has not been waived by Buyer (provided that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 13.1(a) if, on the date hereof, Buyer has Knowledge of such breach); (b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such material breach (if and to the extent such breach is capable of being cured by Buyer) is not cured within ten (10) Business Days after Seller has notified Buyer in writing of Seller's intention to terminate this Agreement pursuant to this clause (b) or such breach has not been waived by Seller; (c) by Buyer if any condition in Article IX has not been satisfied by March 5, 2004 or if the satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date; (d) by Seller if any condition in Article X has not been satisfied by March 5, 2004 or if the satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date; (e) by Buyer (1) within five (5) Business Days after Buyer's receipt from Seller of a copy of any Bid Protection Order entered by the Bankruptcy Court, if such Bid Protection Order contains any material change which is not satisfactory to Buyer in its sole and absolute discretion or any immaterial change which is not satisfactory to Buyer in its reasonable discretion; provided that a material change shall be deemed to include, without limitation, any change to, or deletion of, Section 5 or Section 10 of the Auction and Bid Procedures; and provided, further, that if Buyer does not notify Seller that it is exercising its termination right pursuant to this Section 13.1(e)(e)(1) prior to the expiration of such five-Business Day period, then the condition set forth in Section 9.3(a)(i) shall be deemed to have been waived by Buyer; and (2) within five (5) Business Days after Buyer's receipt from Seller of a copy of any Sale Order entered by the Bankruptcy Court, if such Sale Order contains any material change which is not satisfactory to Buyer in its sole and absolute discretion or any immaterial change which is not satisfactory to Buyer in its reasonable discretion; provided, that if Buyer does not notify Seller that it is exercising its termination right pursuant to this Section 13.1(e)(e)(2) prior to the expiration of such five-Business Day period, then the condition set forth in Section 9.3(a)(ii) shall be deemed to have been waived by Buyer; (f) by Buyer if (1) the Bid Protection Order has not been entered by the Bankruptcy Court by December 18, 2003 or Buyer has not received a copy of the Bid Protection Order entered by the Bankruptcy Court from Seller on or prior to such date, or (2)  the Sale Order has not been entered by the Bankruptcy Court by January 30, 2004 or Buyer has not received a copy of the Sale Order entered by the Bankruptcy Court from Seller on or prior to such date; (g) by Buyer, by written or oral notice to Seller at the hearing at which the Bid Protection Order is being considered, if the Bankruptcy Court announces at such hearing that (i) it will not approve a Break-Up Fee in an amount equal to or greater than 3% of the Estimated Purchase Price; or (ii) it will not approve, or will modify, Section 5 or Section 10 of the Auction and Bid Procedures; or (h) by Seller upon the consummation of a sale of all or any portion of (A) the Fertilizer Assets or (B) the Equity Interests of any Person which directly or indirectly owns all or any portion of the Fertilizer Assets, in either case, to a Person or Persons other than Buyer pursuant to the Auction; (i) automatically in the event Seller's Bankruptcy Cases shall be converted from cases under Chapter 11 to cases under Chapter 7 or dismissed, or any Person shall be granted relief from the automatic stay with respect to any of the Fertilizer Assets at any time prior to Closing; or (j) by mutual written consent of the parties hereto.  In the event of termination by any party as provided above, written notice shall promptly be given to the other party and, except as otherwise provided in Section 13.2 below and the Auction and Bid Procedures, each party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated hereby.

Section 13.2      Break-Up Fee.

                         (a)    After approval of the Bid Protection Order by the Bankruptcy Court, Seller shall comply in all respects with the Auction and Bid Procedures and the terms of this Agreement with respect to the payment of the Break-Up Fee.

                         (b)   Seller shall pay the Break-Up Fee to Buyer (i) within two (2) Business Days after Buyer terminates this Agreement (A) pursuant to Section 13.1(a) or Section 13.1(c) for the failure to satisfy a condition set forth in Section 9.1 or Section 9.2 of this Agreement, and the failure to satisfy such condition was caused, in whole or in part, by Seller's breach of Section 7.5(b) of this Agreement or (B) pursuant to Sections 13.1(e)(2) or 13.1(f)(2), and the failure of the Sale Order to be so entered or the entry of the Sale Order with such changes, as applicable, was caused, in whole or in part, by any direct or indirect action or inaction by Seller, or (ii) upon the closing of the sale of all or any portion of (1) the Fertilizer Assets or (2) the Equity Interests of any Person which directly or indirectly owns all or any portion of the Fertilizer Assets, in each case, to a Person or Persons other than Buyer.  Notwithstanding the foregoing, in the event Buyer terminates this Agreement pursuant to Section 13.1(a) or Section 13.1(c), Buyer shall not be entitled to the Break-Up Fee pursuant to Section 13.2(b)(i)(A) in the event any breach of Section 7.5(b) giving rise to such termination is cured within thirty (30) days (the "Initial 30 Day Break-Up Fee Period") after Buyer has notified Seller in writing of such breach (which Initial 30 Day Break-Up Fee Period shall include the ten (10) Business Day period contemplated by Section 9.1 and Section 13.1(a), as applicable); provided that Seller shall have an additional thirty (30) day period (commencing immediately upon the expiration of the Initial 30 Day Break-Up Fee Period) to cure such breach (the "Extended Break-Up Fee Cure Period") if Seller has worked diligently and in good faith to cure such breach during the Initial 30 Day Break-Up Fee Period, and such breach could reasonably be expected to be cured within the Extended Break-Up Fee Cure Period.  In no event shall the Initial 30 Day Break-Up Fee Period be extended beyond the Extended Break-Up Fee Cure Period.

Section 13.3      Remedies.

                         (a)    Except as set forth in subsection (b) of this Section 13.3, if Closing does not occur, then within ten (10) days after termination of this Agreement, Seller shall cause the Earnest Money Escrow Agent to release the Earnest Money to Buyer by wire transfer of immediately available funds to such account as Buyer shall designate in writing; provided, however, that in the event this Agreement terminates pursuant to Section 13.1(h), immediately upon such termination, Seller shall cause the Earnest Money Escrow Agent to release the Earnest Money to Buyer.

                         (b)   If Seller terminates this Agreement pursuant to Section 13.1(b), (i) Seller shall be entitled to the Earnest Money as liquidated damages and not as a penalty and Buyer shall cause the Earnest Money Escrow Agent to release the Earnest Money to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing, and (ii) except in the case of fraud, Seller's right to the Earnest Money shall be its sole and exclusive remedy for any Damages arising out of or related to this Agreement or the transactions contemplated hereby.  Upon receipt of the Earnest Money, Seller hereby waives and releases each Buyer Indemnified Party from any and all Damages arising out of or related to this Agreement or the transactions contemplated hereby.

                         (c)    Except in the case of fraud, the Earnest Money and the Break-Up Fee, if applicable, shall be Buyer's sole and exclusive remedy for any Damages arising out of or related to this Agreement or the transactions contemplated hereby, and, upon receipt of the Earnest Money and the Break-Up Fee, if applicable, Buyer hereby waives and releases each Seller Indemnified Party from any and all Damages arising out of or related to this Agreement or the transactions contemplated hereby.

Section 13.4          Survival.  This Article XIII shall survive the termination of this Agreement.

ARTICLE XIV     MISCELLANEOUS.

Section 14.1          Expenses.  Except as otherwise provided herein and the Auction and Bid Procedures, each of the parties hereto agrees to be responsible for its own costs incurred by it incident to the performance of its obligations hereunder, without right of reimbursement from the other, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, those costs incident to the preparation of this Agreement, and the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

Section 14.2          Inform of Litigation.  During the period from the date of this Agreement to the Closing Date, each party will promptly inform the other party in writing of any litigation commenced or, to the Knowledge of such party, Threatened against such party in respect of the transactions contemplated by this Agreement or the Business.

Section 14.3          Assignment.  This Agreement may not be assigned by operation of law or otherwise by Seller without the prior written consent of Buyer, except that Seller shall have the right to assign any rights it has under this Agreement after the Closing as required by any plan of reorganization filed in the Bankruptcy Cases.  This Agreement may not be assigned by operation of law or otherwise by Buyer  without the prior written consent of Seller, except that Buyer may, without prior consent of Seller, transfer or assign by operation of law or otherwise this Agreement to any Affiliate or subsidiary of Buyer, provided that in the event Buyer assigns all or a portion of its rights and obligations under this Agreement, Buyer hereby unconditionally and irrevocably guarantees to Seller the prompt and full discharge by such subsidiary or Affiliate of all of Buyer's obligations under this Agreement in accordance with the terms hereof and Seller shall not be required to pursue any remedies against such subsidiary or Affiliate hereunder prior to pursuing against Buyer.  Upon such transfer of rights by Buyer, such entities will have the right to enforce Buyer's rights under this Agreement, including without limitation the right to pursue any remedies allowed under the terms of this Agreement against Seller hereunder.  The parties acknowledge that at the Closing, Seller shall transfer directly to (i) Caribbean Ammonia Limited, all of Seller's Equity Interests in PLN, through the sale of all of the issued and outstanding Equity Interests in MCHI, certain Assumed Liabilities, certain Executory Contracts, and the Shareholders Agreement, (ii) to Koch Nitrogen International Sárl, the Off-Take Agreement and certain Assumed Liabilities, and (iii) to Koch Nitrogen Transportation, Ltd., the Equity Interests in LLC, the LLC Agreement and certain Assumed Liabilities.

Section 14.4          Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

Section 14.5          Amendment and Modification.  No amendment, modification, waiver, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller.

Section 14.6          Notices.  All notices, deliveries, requests, demands and other communications hereunder shall be made in writing.  Notices and other deliveries shall be deemed to be duly given if delivered by hand, if mailed by certified or registered mail with postage prepaid, if delivered by fax (with confirmation confirmed) or if sent by nationally-recognized overnight courier as follows:

          If to Seller:

          Mississippi Chemical Corporation

          P.O. Box 388

          Yazoo City, Mississippi 39194

          Attention:  Corporate Secretary

          Fax: (662) 751-2912

          With a copy to:

          Vinson & Elkins L.L.P.

          3700 Trammell Crow Center

          2001 Ross Avenue

          Dallas, Texas 75201-2975

          Attention: Alan J. Bogdanow

          Fax: (214) 220-7716

          With a copy to:

          Phelps Dunbar L.L.P.

          111 East Capitol Street, Suite 600

          Jackson, Mississippi 39201-2122

          Attention: James W. O'Mara

          Fax: (601) 360-9777

          If to Buyer or KMS:

          Koch Nitrogen Company

          4111 East 37th Street North

          Wichita, Kansas 67220

          Attention:  Jeffrey Walker, President

          Fax:  (316) 828-7946

          With a copy to (if applicable to KMS):

           Koch Mineral Services, LLC

          4111 East 37th Street North

          Wichita, Kansas 67220

          Attention:  President

          Fax:  (316) 828-7946

          With a copy to:

          Koch Nitrogen Company

          4111 East 37th Street North

          Wichita, Kansas 67220

          Attention:  Scott R. Flucke, Senior Counsel

          Fax:  (316) 828-3133

          With a copy to:

          Latham & Watkins LLP

          233 South Wacker Drive

          Sears Tower, Suite 5800

          Chicago, Illinois 60606

          Attention:  Josef Athanas and Richard S. Meller

          Fax:     (312) 993-9767

          or to such other addresses as either party may provide to the other in writing.

Section 14.7          Entire Agreement.  Except for the Confidentiality Agreement (which shall survive the execution and delivery of this Agreement but which shall terminate upon the earlier to occur of (a) the Closing and (b) the date that is one (1) year from the date hereof), this Agreement, together with the exhibits, the Disclosure Schedule, and the certificates, agreements, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of Buyer and Seller in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among Buyer and Seller, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

Section 14.8          Successors.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and permitted assigns.  In the event that a Chapter 11 trustee should be appointed for Seller, or in the event that Seller's Chapter 11 case should be converted to a case under Chapter 7 (subject to Section 13.1(h)), the obligations of Seller hereunder shall be binding upon such trustee or successor Chapter 7 estate.

Section 14.9          Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

Section 14.10      Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a Governmental Authority or arbitrator not to be enforceable in accordance with its terms, the parties agree that the Governmental Authority or arbitrator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

Section 14.11      Headings.  The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

Section 14.12      Schedules.  All of the exhibits and schedules attached hereto are incorporated herein and made a part of this Agreement by reference.

Section 14.13      Jurisdiction.  So long as the Bankruptcy Cases are pending, any Proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the Bankruptcy Court, and the parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such court.

                                                         [Signature page follows]

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MISSISSIPPI CHEMICAL CORPORATION
Debtor-in-Possession

By: /s/ Robert E. Jones
Name: Robert E. Jones
Title: Senior Vice President-Corporate Development
KOCH NITROGEN COMPANY, as Buyer

By: /s/ Brock D. Nelson
Name: Brock D. Nelson
Title: Vice President-Business Development
KOCH MINERAL SERVICES, LLC, solely for
purposes of Section 7.16

By: /s/ Brock D. Nelson
Name: Brock D. Nelson
Title: Vice President

 Exhibits

A     [RESERVED]

B-1     Earnest Money Escrow Agreement

B-2     Indemnification Holdback Escrow Agreement

B-3     Adjustment Amount Escrow Agreement

C     Net Working Capital and Closing Debt Amount Methodology and Example Calculations

D     [RESERVED]

E     Permitted Share Encumbrances

F     Remaining Shipping Prepayment Examples

G     Purchase Price Allocation

Schedules

4.2(a)(iii)     Legal Opinion of in-house counsel to Seller

4.2(a)(iv)     Legal Opinion of outside counsel to Seller Regarding Share Transfer

4.2(a)(v)     Legal Opinion of outside counsel to Seller Regarding No Consents

4.2(a)(vi)     Assignment and Assumption Agreement

4.2(b)     Legal Opinion of in-house counsel to Buyer

5.0     Disclosure Schedule

7.l(a)(1)     Auction and Bid Procedures

7.1(a)(2)     Bid Protection Order

7.l(a)(3)     Sale Order

7.12(a)     Executory Contracts

9.7     Scheduled Shut-Downs or Interruptions

SCHEDULE 7.1

Auction and Bid Procedures

               The following sets forth the proposed bidding and auction procedures (the "Auction and Bid Procedures") pursuant to which Mississippi Chemical Corporation ("Seller") will solicit bids and seek authority to sell the business operations (the "Fertilizer Business") involving the production, distribution and sale of nitrogen fertilizer products comprised of (i) 100% of the Equity Interests in Seller's wholly-owned subsidiary Mississippi Chemical Holdings, Inc. ("MCHI"), which, in turn, indirectly owns a 50% interest in Point Lisas Nitrogen Limited ("PLN"), (ii) 50% of the Equity Interests in FMCL Limited Liability Company ("LLC"), which together with PLN owns certain assets associated with an anhydrous ammonia production facility in The Republic of Trinidad and Tobago, and (iii) all of Seller's rights in the Off-Take Agreement and the Executory Contracts (such Equity Interests and rights in the Off-Take Agreement and the Executory Contracts collectively referred to hereafter as the "Fertilizer Assets" and individually referred to hereafter as a "Fertilizer Asset").

               The Seller has entered into a purchase agreement (the "Purchase Agreement") with Koch Nitrogen Company  (the "Buyer") for the sale of the Fertilizer Assets (including the assumption and assignment of certain executory contracts and unexpired leases) for an Estimated Purchase Price of $126,762,500 (the "Purchase Price").  The Buyer has deposited earnest monies totaling $4,000,000 (the "Buyer Deposit") with the Earnest Money Escrow Agent for the benefit of the Seller.

               Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Purchase Agreement.

SUBMISSION OF BIDS

               1.     Bids will be received for the Fertilizer Assets as a whole and may not be submitted solely with respect to a portion of the Fertilizer Assets or an individual Fertilizer Asset.

               2.     Upon written request to the Seller by any Person interested in submitting a bid, the Seller shall, upon execution by such Person of a confidentiality agreement substantially in the form of the confidentiality agreement executed by the Buyer, and upon delivery of evidence establishing to the Seller's reasonable satisfaction such Person's financial capability and intent to timely consummate a transaction in terms of scope and value that is of interest to the Seller, provide such Person with access to relevant business and financial information that will enable such Person to evaluate the Fertilizer Business for the purpose of submitting a competing offer.

               3.     Any Person (other than the Buyer) that would like to purchase the Fertilizer Assets must submit a bid (a "Competing Bid") prior to 5:00 p.m. on December 2, 2003 (the "Competing Bid Deadline").

               4.     To be a qualified bid considered by the Seller (a "Qualified Bid"), a Competing Bid shall remain open and irrevocable until the earlier to occur of (i) the closing of the relevant transaction pursuant to the Final Accepted Offer (as defined below) or (ii) April 5, 2004 and shall:

                        a)   be made by a Person (i) demonstrating, to the Seller's sole satisfaction, evidence of committed financing or other ability to consummate the proposed transaction in a time period acceptable to the Seller (provided, however, that no bid subject to the procurement of financing or the finding of such financing shall be a Qualified Bid) and (ii) delivering, to the Seller's sole satisfaction, an offer that the Seller, in good faith, believes is reasonably likely to lead to a Final Accepted Offer (as defined below) (a "Qualified Bidder");

                        b)   be submitted in a writing substantially similar to the Purchase Agreement (identifying any proposed changes to the Purchase Agreement), signed by the Qualified Bidder, identifying (i) the bidder and the members of its investor group, as applicable, (ii) the consideration offered in such Competing Bid, (iii) financial information regarding the bidder and its ability to consummate the proposed transaction, and (iv) all terms and conditions of the Competing Bid.  If such Competing Bid includes non-cash consideration, the Qualified Bidder must also indicate such Qualified Bidder's opinion as to such consideration's cash equivalent amount and the methodology used in deriving such amount;

                        c)   (i) include copies of the Qualified Bidder's draft responses to Items 1, 2, and 3 of the Notification and Report Form relating to the approval of the Qualified Bidder's purchase of the Fertilizer Assets by the Federal Trade Commission and the Department of Justice in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if required to consummate the transaction (the "HSR Submissions"), (ii) represent that the Qualified Bidder is prepared to initiate immediately all actions necessary to obtain all other applicable regulatory approvals for the sale of the Fertilizer Assets, and (iii)) provide its good faith estimate of the time within which such approvals will be obtained;

                       d)   be a higher or better offer for the Fertilizer Assets, and such offer shall not be considered a higher or better offer unless (i) at a minimum, such Competing Bid provides for aggregate consideration (including cash and non-cash consideration) to the Seller's estate in an amount equal to or greater than the sum of (A) $500,000 plus the Purchase Price and (B) the Break-Up Fee (as defined below) (the "Alternative Minimum Purchase Price") and (ii) it is not (A) subject to a condition based on the outcome of due diligence, or similar review, or corporate approval; (B) subject to conditions, representations or terms unacceptable to the Seller in its sole and absolute discretion or (C) subject to the bidder receiving any break-up fee, termination fee, expense reimbursement or similar type of buyer protection payment; provided, however, that Seller, in its sole and absolute discretion, may add additional requirements by announcement prior to the Auction (defined below);

                       e)   include an earnest money deposit of no less than the amount of the Buyer Deposit, in cash or a letter of credit in a form acceptable to Seller in Seller's sole and absolute discretion (the "Initial Deposit"). The Seller reserves the right to condition its acceptance of any offer of a Qualified Bidder other than the Buyer on the provision of an additional deposit of cash or a letter of credit in a form acceptable to the Seller in the Seller's sole and absolute discretion (the "Additional Deposit") (the Buyer Deposit, each Initial Deposit and each Additional Deposit is each sometimes referred to herein as a "Sale Deposit"); and

                        f)   be submitted on or before the Competing Bid Deadline by delivering the complete competing offer together with the Initial Deposit to Robert Jones, Mississippi Chemical Corporation, Owen Cooper Administration Building, 3622 Highway 49 East, Yazoo City, Mississippi 39194.  Potential bidders may obtain copies of the Purchase Agreement from Robert B. Little at Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, (214) 220-7931.  Seller will distribute copies of the Purchase Agreement to the Creditors' Committee in the Bankruptcy Cases (the "Creditors' Committee") and Seller's lenders under its pre-bankruptcy credit facility and its debtor-in-possession financing facility (the "Lenders").

BID PROTECTION

               5.     The Buyer shall be entitled, at the time provided in and subject to the terms and conditions set forth in the Purchase Agreement, to a break-up fee in the amount of 3% of the Purchase Price (the "Break-Up Fee").

               6.     The Seller shall pay the Break-Up Fee by wire transfer of immediately available funds to such account as the Buyer may designate in writing.

THE AUCTION

               7.     If Competing Bids have been received by the Competing Bid Deadline, commencing on December 8, 2003, at 1:30 p.m. Central Time, the Seller shall receive additional bids for the Fertilizer Assets at an Auction (as defined below).  The Auction shall be organized and conducted by the Seller at the offices of Phelps Dunbar LLP in Jackson, Mississippi (or such other place selected by the Seller), on invitation to the Buyer and each Qualified Bidder (the "Auction").  At least two (2) Business Days prior to the Auction, the Seller shall deliver copies of all Competing Bids (including all documents described in Section 4 and the Seller's conversion of non-cash consideration into cash and the methodology used in deriving such amount) to the Buyer and each other Qualified Bidder.  Bids will be received at the Auction for the Fertilizer Assets.  Subsequent overbids in excess of the Alternative Minimum Purchase Price shall be in an amount of at least $500,000 in excess of the prior bid.  The Break-Up Fee shall be taken into account in determining the highest or best bid in each round of bidding.  The only Persons who will be permitted to bid at the Auction are authorized representatives of the Buyer and each Qualified Bidder, in each case that are physically present at the Auction.  Each bid submitted at the Auction must comply with the procedures set forth herein for Competing Bids and copies of each bid (including the Seller's conversion of non-cash consideration into cash and the methodology used in deriving such amount) must be provided to the Buyer and each other Qualified Bidder at the Auction.  All bids shall be made in the physical presence of the Seller, Buyer and all other Qualified Bidders.  To facilitate a deliberate and orderly consideration of the Competing Bids, the Seller may adjourn the Auction at any time and from time to time and may conduct multiple rounds of bidding.  If no Competing Bids are received by the Competing Bid Deadline, no Auction will be held and the Buyer's offer shall be deemed the highest or best bid.

               8.     The Seller shall not be deemed to have accepted any offer unless and until such offer and bid and the Seller's acceptance thereof have been subsequently authorized by separate order of the Bankruptcy Court for the Southern District of Mississippi (the "Bankruptcy Court").

               9.     The Seller is authorized to conduct the Auction in accordance with such additional procedures and requirements as the Seller shall from time to time announce, consistent with these Auction and Bid Procedures.

               10.   At the Auction, after the conclusion of bidding, and following consultation with the Lenders and the Creditors' Committee, the Seller shall select the offer that the Seller determines in its sole and absolute discretion to reflect the highest or best value for the Fertilizer Assets (such offer, the "Accepted Offer"), taking into account all relevant factors: including, but not limited to, the terms and conditions of the proposed purchase agreement; the scope of the proposed transaction; the form and market value of any non-cash consideration offered; the cost to the Seller's estate of any proposed contribution to post-petition payables outstanding at closing or to curing breaches of Executory Contracts that the maker of the Accepted Offer proposes to take by assignment; the amount of damages resulting from Executory Contracts that are assumed or rejected; and the likelihood and timing of closing on such proposed transaction.  If Buyer's offer is not selected as the Accepted Offer, then immediately upon selection of the Accepted Offer and for a period of three (3) hours thereafter Koch Mineral Services, LLC ("KMS") shall have the right, pursuant to the Shareholders Agreement, to match the Accepted Offer.  If such right is exercised by KMS in accordance with the immediately preceding sentence, such matching offer shall be deemed Buyer's "Final Accepted Offer", but if KMS does not so exercise its matching right, the Accepted Offer previously selected shall be deemed the "Final Accepted Offer".  If any offer is accepted after the Buyer's Final Accepted Offer in violation of these Auction and Bid Procedures, KMS shall have the right under the Shareholders Agreement to match such offer at any time during the sixty (60) day period following the acceptance of such offer.  In no event shall KMS be required to participate in, or bid at, the Auction, other than to exercise its right to match at the conclusion of all bidding.

               11.   At the Auction, at the conclusion of bidding and after the exercise or expiration of Buyer's matching right, the Seller shall notify the Person submitting a Final Accepted Offer (the "Successful Offeror") that such Person's offer has been determined by the Seller to be a Final Accepted Offer.  One Business Day prior to the Sale Hearing (defined below), (a) the Successful Offeror, if other than the Buyer, shall deliver any unpaid portion of any Additional Deposit to the Seller and (b) the Successful Offeror shall complete and sign all agreements and documents deemed by Seller as necessary to bind the Successful Offeror to all of the terms and conditions contemplated by the Final Accepted Offer.  After notification that a Qualified Bidder is a Successful Offeror, the Initial Deposit of such Successful Offeror shall be nonrefundable and any Additional Deposit of such Successful Offeror shall be nonrefundable when paid, except as otherwise set forth in such Successful Offeror's purchase agreement.

               12.   Each Sale Deposit, plus interest, received by the Seller shall be maintained in an interest-bearing account and be subject to the jurisdiction of the Bankruptcy Court.

               13.   The Sale Deposit of the Successful Offeror shall be applied by the Seller against the purchase price to be paid by the Successful Offeror at the closing of the transaction approved by the Bankruptcy Court.

               14.   If for any reason a Person submitting a Final Accepted Offer fails to consummate the acquisition of the Fertilizer Assets, the offeror of the next highest or best bid for the Fertilizer Assets (as determined by the Seller, after consultation with the Lenders and the Creditors' Committee) will automatically be deemed to have submitted a Final Accepted Offer, and the Seller is authorized to effect the sale of the Fertilizer Assets to such offeror as soon as is commercially reasonable without further order of the Bankruptcy Court.  If such failure to consummate the purchase is the result of a breach by a Person submitting a Final Accepted Offer, any Sale Deposit deposited by such Person with the Seller shall be forfeited to the Seller, except as otherwise set forth in such Person's purchase agreement.

               15.   Upon the earlier of (i) the closing of the transaction pursuant to the Final Accepted Offer, (ii) April 5, 2004 or (iii) as otherwise set forth in the Purchase Agreement, the Seller shall return to the unsuccessful Buyer, if applicable, and each unsuccessful Qualified Bidder, the Sale Deposits, together with any interest paid thereon, submitted by such unsuccessful Buyer or unsuccessful Qualified Bidders.

               16.   The Auction and Bid Procedures are solely for the benefit of the Seller and the Buyer, and nothing contained in the Sale Procedures Order shall create any rights in any other Person or bidder.

               17.   The Bankruptcy Court shall retain jurisdiction to hear and determine all matters arising from or relating to the implementation of the Sale Procedures Order.

NOTICE OF AUCTION AND BID PROCEDURES, SALE MOTION AND SALE HEARING

               18.   Within five (5) Business Days after the entry of the Sale Procedures Order, the Seller shall serve via first-class mail a notice of the Auction and Bid Procedures, the Sale Motion and the Sale Hearing (defined below), in such form as the Bankruptcy Court shall approve (the "Sale Notice"), on the following entities: (i) all Persons that were contacted by the Seller or its advisors in connection with the marketing and sale process for the Fertilizer Business; (ii) all other prospective offerors and parties-in-interest upon written request to the Seller; and (iii) all Persons pursuant to Bankruptcy Rules 6004(a), 6004(c), 6006(c) and 9014.  Service pursuant to Bankruptcy Rules 6004(a), 6004(c), 6006(c) and 9014 shall be by first-class mail addressed to the business address of such Persons appearing in the Seller's records notwithstanding Bankruptcy Rule 9014.  In addition, the Seller shall publish the Sale Notice (in summary form) in The Wall Street Journal (National Edition) or another national publication.  Pursuant to Bankruptcy Rule 2002, this service and publication of the Sale Notice shall constitute good and sufficient notice of the Auction and Bid Procedures, the Auction, the Sale Procedures Order, the Sale Motion and the Sale Hearing (and any proceedings to be held thereon) on all known and unknown creditors and parties-in-interest, including all Persons entitled to service pursuant to Bankruptcy Rules 6004(a), 6004(c), 6006(c) and 9014.

               19.   Objections, if any, to the Sale Motion shall be in writing, shall conform to the Bankruptcy Rules and local rules and orders of the Bankruptcy Court, shall set forth (i) the nature of the objector's claims against or interests in the Seller's estate, (ii) the basis for the objection, (iii) the specific grounds therefor, and (iv) all evidence in support of said objection, and shall be filed and served so as to be received on or before 4:30 p.m. Central Time on December 10, 2003 by (a) each Person on the Master Service List and (b) counsel for the Buyer.  Any Person objecting to the Sale Motion that has not complied with the requirements of this paragraph shall not be heard at the Sale Hearing.  If Buyer or any other Qualified Bidder objects to the Seller's determination of a Competing Bid as a higher or better bid for the Fertilizer Assets, the sole and exclusive remedy of such Qualified Bidder shall be to bid under protest at the Auction and, upon compliance with this paragraph, have standing at the Sale Hearing to contest the Seller's determination.

               20.   Except as set forth above, nothing otherwise contained in the Sale Procedures Order shall be deemed to deprive any Person of the right to object timely to the Sale Motion, all of which rights will be expressly reserved by the Sale Procedures Order.

SALE HEARING

               21.   The Sale Hearing to consider the relief requested in the Sale Motion and to consider whether to approve the Final Accepted Offer (the "Sale Hearing") shall be held before the Bankruptcy Court on December 11, 2003 at 2:30 p.m. Central Time, or at such other time as the Bankruptcy Court may determine.

               22.   The Seller may extend the deadlines set forth in the Sale Procedures Order, may recess or adjourn the Auction at any time or from time to time, and/or may seek adjournment of the Sale Hearing, and/or may adopt and/or implement such other or additional procedures or requirements consistent with these Auction and Bid Procedures that in its sole and absolute discretion serve to further an orderly auction and bid process, all without further notice.  The Seller shall file with the Bankruptcy Court appropriate notices of adjournment with respect to any such extension or adjournment.

Schedule 7.1(a)(2)

Bid Protection Order

See attached

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF MISSISSIPPI

In re:                                                                 )

 )

MISSISSIPPI CHEMICAL                              )

          CORPORATION, et al.(1)                     )             CASE NO. 03-02984 WEE

                                                                          )             Chapter 11

                                   Debtors.                          )             Jointly Administered

____________________________________  )

ORDER APPROVING (1) AUCTION AND BID PROCEDURES, (2) BREAK-UP FEE,
(3) SCHEDULING OF FINAL SALE HEARING and
(4) FORM AND MANNER OF NOTICE

               THIS MATTER came before the Court on the Motion for Orders (1) Approving (a) Auction and Bid Procedures, (b) Break-Up Fee, (c) Scheduling of Final Sale Hearing and (d) Form and Manner of Notice; and (2) Authorizing Sale of Assets Free and Clear of Liens, Claims and Interests and Assumption of Executory Contracts in Connection Therewith (the "Motion") filed by the Debtors and Debtors-in-Possession, Mississippi Chemical Corporation, et al.,  ("Debtors"). The Court in this order (the "Bid Procedures Order") addresses only that portion of the Motion seeking entry of an order (1) approving (a) Auction and Bid Procedures, (b) Break-Up Fee, (c) scheduling of a final Sale Hearing, and (d) form and manner of Notice (the "Procedures"). Approval of the Procedures has been requested by the Debtors as the means for implementing and conducting the sale of the Debtors' equity interests in and assumption of various contracts and liabilities related to certain business operations involving the production. distribution and sale of nitrogen fertilizer products.

               THE COURT, having considered the Motion and the entire record in these proceedings to date, the arguments presented by counsel for the various parties and the premises, hereby finds and concludes as follows:

               1.     The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. Venue in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The statutory predicates for relief sought herein include 11 U.S.C. §§ 105(a), 363 and 365 and Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedures (the "Bankruptcy Rules"). All capitalized terms herein shall have the meaning ascribed thereto in the Sale Agreement (as defined below and attached to the Motion as Exhibit "A") unless otherwise defined herein. Furthermore, reference is made to the Sale Agreement as controlling with regard to all terms of the proposed transactions.

               2.     The Debtors seek to sell (a) 100% of the Equity Interests in their wholly-owned, non-debtor subsidiary, Mississippi Chemical Holdings, Inc. ("MCHI"), which, in turn, indirectly owns a 50% interest in Point Lisas Nitrogen Limited ("PLN"), (b) 50% of the Equity Interests in FMCL Limited Liability Company ("LLC") which together with PLN owns certain assets associated with an anhydrous ammonia production facility in The Republic of Trinidad and Tobago, and (c) Seller's rights in the Anhydrous Ammonia Purchase Agreement (EX-IM) dated as of October 18, 1996, by and among Koch Nitrogen International Sàrl, Debtors, and PLN (the "Off-Take Agreement"). The Debtors further seek to assume and assign certain executory contracts in connection with this transaction (the "Assumed Contracts," together with the Equity Interests in PLN and LLC and the Off-Take Agreement, the "Assets") (said sale, assumption and assignment, together with all other actions contemplated by the Sale Agreement defined below, collectively the "Sale").

               3.     The Debtors have proceeded diligently toward negotiating and effecting a successful sale of these Assets, both prior to and after the filings of voluntary petitions herein.

               4.     The Debtors have entered into a Stock and Asset Purchase Agreement (the "Sale Agreement") with Koch Nitrogen Company ("Buyer") pursuant to which they seek to sell their Equity Interests in PLN and LLC to Buyer and to assign to Buyer or one or more of its affiliates the Executory Contracts, the Off-Take Agreement, the Shareholders Agreement and the LLC Agreement relating thereto. The Debtors have filed the Sale Agreement, including all attached schedules (the "Schedules"), with the Court.

               5.     The Auction and Bid Procedures pursuant to which the Debtors seek to conduct and effectuate the Sale are fair, reasonable and serve valid business justifications. The Break-Up Fee is an integral part of the Auction and Bid Procedures, is also reasonable and supported by valid business justification and is justly designed to maximize the return to the Debtors' estates.

               6.     The Debtors have requested in the Motion approval of any Sale (i) resulting from the conduct of the Auction if Competing Bids have been received by the Competing Bid Deadline or (ii) to Buyer if no Competing Bids are received and no Auction occurs, which relief the Court will consider and address in a separate order as more specifically set forth herein.

               7.     With respect to the Procedures and all matters addressed in this Order, due and proper notice has been given to all necessary parties.

               8.     The Debtors have good and sufficient business reasons for approval of the Procedures and have exercised prudent and reasonable business judgment with respect thereto.

               9.     The Auction and Bid Procedures, including the Break-Up Fee, constitute a fair and reasonable exercise of the Debtors' business judgment and are fair, reasonable, were negotiated in good faith and are in the best interests of the Debtors' estates and all interested parties therein and should be approved in full.

               10.    Notice of the Sale and of the Auction in the form and manner requested in the Motion is also fair and reasonable under the circumstances and sufficient to provide adequate notice to all parties entitled thereto.

               11.    The Motion, with respect to the Procedures, is well taken and should therefore be approved.

ACCORDINGLY, IT IS HEREBY ORDERED:

               A.     Pursuant to 11 U.S.C. §§105(a), 363 and 365 and Bankruptcy Rules 2002, 6004, 6006 and 9014, the Auction and Bid Procedures and the Break-Up Fee are hereby approved. The proposed form and manner of the Notice of the Sale and the final Sale Hearing are also hereby approved.

               B.     The Sale shall be conducted, and the Debtors are hereby fully authorized to conduct the Sale, pursuant to the Auction and Bid Procedures attached hereto as Exhibit "A" and expressly made a part of this Order.

               C.     The Assets to be sold in accordance with this Order shall be free and clear of any and all liens, claims and interests, including without limitation, the Guaranty Agreement, dated as of November 15, 2002, made by MCHI in favor of the banks under the Amended and Restated Credit Agreement among Mississippi Chemical Corporation, Harris Trust & Savings Bank, individually and as Administrative Agent, and the banks from time to time party thereto (the "MCHI Guaranty"), pursuant to 11 U.S.C. § 363(f).

               D.     To the extent that any objections to the Motion regarding the Procedures have not been withdrawn or resolved by stipulation prior to the entry of this Order or are not resolved by the relief granted herein or as stated on the record of the hearing, all such objections are overruled. Nothing herein shall prejudice the right of any party to object to the Sale at the Sale Hearing, and any such timely objection to the Sale shall not be affected by entry of this order.

               E.     A preliminary hearing on approval of the Sale (i) resulting from the Auction if Competing Bids are received by the Competing Bid Deadline or (ii) to Buyer if no Competing Bids are received by the Competing Bid Deadline, in either case, shall be held on Tuesday, December 16, 2003, at 2:30 p.m. in the Bankruptcy Courtroom, Room 526, James 0. Eastland Courthouse, 245 East Capitol Street, Jackson, Mississippi. If any timely objection is filed to the Sale, a final hearing on approval of the Sale shall take place on Wednesday, December 17, 2003, at 9:30 a.m., [and if needed, on Friday, December 19, 2003, at 9:30 a.m.] in the Bankruptcy Courtroom, Room 526, James 0. Eastland Courthouse, 245 East Capitol Street, Jackson, Mississippi.

               F.     Within five (5) business days after the entry of this Order, the Debtors shall serve via first-class mail a notice of the Auction and Bid Procedures, the Motion and the Sale Hearing, substantially in the form annexed hereto as Exhibit B (the "Sale Notice"), on the following entities: (i) all parties that were contacted by the Debtors or its advisors in connection with the marketing and sale process of the Equity Interests being sold; (ii) all other prospective offerors and parties in interests upon written request to the Debtors; and (iii) all parties pursuant to Bankruptcy Rules 6004(a), 6004(c), 6006(c) and 9014. In addition, the Debtors shall publish the Sale Notice (in summary form) in The Wall Street Journal (National Edition) or another national publication. Pursuant to Bankruptcy Rule 2002, this service and publication of the Sale Notice shall constitute good and sufficient notice of the Auction and Bid Procedures, the Auction, this Order, the Motion and the Sale Hearing (and any proceedings to be held thereon) on all known and unknown creditors and parties in interest, including all persons entitled to service pursuant to Bankruptcy Rules 6004(a), 6004(c), 6006(c) and 9014.

               G.     Any objection to the Sale shall be made in writing, shall conform to the Bankruptcy Rules and local rules and orders of this Court, shall set forth (i) the nature of the objector's claims against or interests in Seller's estate, (ii) the basis for the objection, (iii) the specific grounds therefor, and (iv) all evidence supporting said objection and shall be filed with the Clerk of Court (mailing address: P.O. Box 2448, Jackson, MS 39225-2448; physical address: 200 East Capitol Street, Suite 710, AmSouth Bank Building, Jackson, MS 39201) so as to be stamped "FILED" by 4:00 p.m. Central Time on Friday, December 12, 2003, ("Objection Deadline") and served on the following persons by such Objection Deadline: (a) Counsel for the Debtors, James W. O'Mara and Douglas C. Noble, Phelps Dunbar LLP, Ill East Capitol, Suite 600, Jackson, Mississippi 39201 or Post Office Box 23066, Jackson, Mississippi 39225-3066; (b) Counsel for Harris Bank, James E. Spiotto, Chapman and Cutler, 111 W. Monroe Street, Chicago, Illinois 60603 and Stephen W. Rosenblatt, Butler, Snow, O'Mara, Stevens & Cannada, PLLC, Post Office Box 22567, Jackson, MS 39225-2567; (c) Counsel for Official Unsecured Creditors' Committee, Thomas L. Kent, Orrick, Herrington & Sutcliffe, 666 Fifth Avenue, New York, New York 10103 and Craig M. Geno, Harris Geno, P.A., P.O. Box 3919, Jackson, Mississippi 39207-3919; (d) Office of the United States Trustee, Ronald H. McAlpin, Assistant United States Trustee, Suite 706, 100 W. Capitol Street, Jackson, Mississippi 39269; and (e) Counsel for Buyer, Josef S. Athanas, Latham & Watkins LLP, 5800 Sears Tower, 233 5. Wacker Drive, Chicago, IL 60606.

               H.     Any Person objecting to the Sale that has not complied with the requirements of paragraph G shall not be heard at the Sale Hearing. If Buyer or any other Qualified Bidder objects to the Debtors' determination of a Competing Bid as a higher and better bid, the sole and exclusive remedy of such Qualified Bidder shall be to bid under protest at the Auction and, upon compliance with paragraph G, have standing at the Sale Hearing to contest the Debtors' determination.

               I.     Except as set forth above, nothing otherwise contained in this Order shall be deemed to deprive any party of the right to object timely to the Sale, all of which rights will be expressly reserved by this Order.

               J.     The Auction and Bid Procedures are solely for the benefit of the Debtors and the Buyers, and nothing contained in this Order shall create any rights in any other person or bidder.

               K.     The Court shall retain jurisdiction to hear and determine all matters arising from or relating to the implementation of this Order.

SO ORDERED this the      day of____________     , 2003

_____________________________________ EDWARD ELLINGTON United States Bankruptcy Judge
APPROVED:
__________________________________ Attorney for Debtors
__________________________________ Attorney for Official Committee for Unsecured Creditors
__________________________________ Attorney for Harris Trust and Savings Bank

Schedule 7.1(a)(3)

Sale Order

See attached

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF MISSISSIPPI

In re:                                                                  )

  )

MISSISSIPPI CHEMICAL                               )

     CORPORATION, et al.(1)                          )              CASE NO. 03-02984 WEE

                                                                          )              Chapter 11

                                   Debtors.                          )              Jointly Administered

___________________________________    )

ORDER AUTHORIZING SALE OF ASSETS FREE AND CLEAR OF LIENS, CLAIMS AND INTERESTS and ASSUMPTION AND ASSIGNMENT OF
EXECUTORY CONTRACTS IN CONNECTION THEREWITH

               THIS CAUSE came before the Court pursuant to the Motion for Orders (1) Approving (a) Auction and Bid Procedures for Sale of Assets, (b) Break-Up Fee, (c) Scheduling of Final Sale Hearing, and (d) Form and Manner of Notice of Sale Hearing; and (2) Authorizing Sale of Assets Free and Clear of Liens, Claims and Interests and Assumption and Assignment of Executory Contracts in Connection Therewith (the "Motion") filed herein by the Debtors and Debtors-in-Possession, Mississippi Chemical Corporation, et al., ("Debtors") on October ___, 2003.  The Court has reviewed and considered the Motion and the entire record in this matter, including all of the arguments presented by counsel for the various parties, makes the following findings of fact and conclusions of law.

FINDINGS OF FACT

               THE COURT hereby finds as follows:

               1.    The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Rule 7052 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), made applicable to this proceeding pursuant to Bankruptcy Rule 9014.

               2.     To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such.

               3.     All capitalized terms herein shall have the meaning ascribed thereto in the Sale Agreement unless otherwise defined in this Order.

               4.     The Debtors seek in the Motion authority to sell (A) 100% of the Equity Interests in their wholly-owned, non-debtor subsidiary, Mississippi Chemical Holdings, Inc. ("MCHI"), which, in turn, indirectly owns a 50% interest in Point Lisas Nitrogen Limited ("PLN"), (B) 50% of the Equity Interests in FMCL Limited Liability Company ("LLC") and (c) Debtor's rights in the Anhydrous Ammonia Purchase Agreement (EX-IM) dated as of October 18, 1996, by and among Koch Nitrogen International Sàrl, Debtors, and PLN (the "Off-Take Agreement")(collectively, with certain executory contracts to be assigned therewith, the "Assets").  PLN and LLC own certain assets associated with production and distribution of anhydrous ammonia through facilities in The Republic of Trinidad and Tobago.

               5.     MCHI executed the Guaranty Agreement (the "MCHI Guaranty"), dated as of November 15, 2002, made by MCHI in favor of the banks under the Amended and Restated Credit Agreement (the "Pre-Petition Credit Facility") among Mississippi Chemical Corporation, Harris Trust & Savings Bank, individually and as Administrative Agent, and the banks from time to time party thereto (the "Pre-Petition Lenders").  Pursuant to the terms of the Pre-Petition Credit Facility, the Debtors agreed to remit to the Pre-Petition Lenders all proceeds generated from any sale or disposition of the Assets; accordingly, all net cash proceeds of the Sale are to be paid to the Pre-Petition Lenders at closing.

               6.     The Debtors are also required under their Post-Petition Credit Agreement among Mississippi Chemical Corporation and the Banks Thereto and Harris Trust and Savings Bank, as Agent dated as of May 16, 2003, as amended (the "Post-Petition Credit Agreement", and the Banks party thereto, collectively the "DIP Lenders") to consummate certain Liquidity Events (as defined in the Post-Petition Credit Agreement) and to effectuate reductions of the indebtedness owed to the Pre-Petition Lenders therefrom.  The Court approved the Post-Petition Credit Agreement, as amended, pursuant to entry herein of the Final Financing Order Authorizing (1) Borrowing with Priority Over Administrative Expenses and Secured by Liens on Property of the Estates Pursuant to Section 364(c) and Section 364(d) of the Bankruptcy Code, (2) the Debtors' Use of Cash Collateral and Granting Adequate Protection Therefor Pursuant to Sections 361 and 363 of the Bankruptcy Code, and (3) Modifying the Automatic Stay on October 2, 2003 (the "DIP Order").  Thus, the proposed Sale and the Liquidity Event resulting therefrom is a necessary step for the Debtors to comply with the terms of the Post-Petition Credit Agreement and the DIP Order.

               7.     The Debtors have proceeded diligently toward a successful sale of the Assets.

               8.     As a result, Mississippi Chemical Corporation ("Seller") has entered into a Stock and Asset Purchase Agreement (the "Sale Agreement") with Koch Nitrogen Company ("Buyer") for (a) the sale of the Assets, (b) the assignment to Buyer or one or more of its affiliates of the Executory Contracts, the Off-Take Agreement, the Shareholders Agreement and the LLC Agreement relating thereto and the assumption of certain specified liabilities for an Estimated Purchase Price of $126,762,500 (the sale, assumption and assignment, together with all other contemplated actions in the Sale Agreement, are referred to collectively as the "Sale").  The Buyer has deposited earnest monies totaling $4,000,000 (the "Buyer Deposit") with the Earnest Money Escrow Agent for the benefit of the Seller.

               9.     The Court entered its Order Approving (1) Auction and Bid Procedures, (2) Break-Up Fee, (3) Scheduling of Final Sale Hearing and (4) Form and Manner of Notice (the "Bid Procedures Order") on ______, 2003 granting that portion of the Motion seeking approval of the procedures by which the Debtors were to conduct the sale and approving the same in full.

               10.    On _____________, 2003, the Debtors served a notice (the "Sale Notice") of the Auction and Bid Procedures, the Motion and the hearing on the Sale (the "Sale Hearing") in accordance with the Bid Procedures Order and in compliance with Bankruptcy Rules 6004(a), 6004(c), 6006(c) and 9014.  Pursuant to Bankruptcy Rule 2002, said service and publication of the Sale Notice constitutes good and sufficient notice of the Auction and Bid Procedures, the Auction, this Order, the Motion and the Sale Hearing (and any proceedings to be held thereon) on all known and unknown creditors and parties in interest, including all Persons entitled to service pursuant to Bankruptcy Rules 6004(a), 6004(c), 6006(c) and 9014 and no other or further notice of the Motion or the Sale Hearing need be given.

               11.    The contracts to be assumed by the Debtors and assigned to Buyer at Closing pursuant to the Sale Agreement, including, without limitation, the Off-Take Agreement (the "Assumed Contracts") constitute executory contracts.

               12.    The Cure Amounts, if any, arising from the Assumed Contracts, as set forth on Exhibit A hereto, are the true and correct amounts necessary to cure any existing defaults under the Assumed Contracts.  Buyer has furnished adequate assurance of future performance under the Assumed Contracts.

               13.    The Debtors have marketed the Assets and conducted the sale process in accordance with the Auction and Bid Procedures and the Bid Procedures Order.  Creditors, parties-in-interest and other entities have been afforded a reasonable opportunity to bid for the Assets.

               14.    The Sale Agreement and the transactions related thereto were negotiated and have been and are undertaken by the Debtors and the Buyer at arm's length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code.  The entire sale process was conducted in good faith within the meaning of Section 363(m) of the Bankruptcy Code.  As a result of the foregoing, the Debtors and the Buyer are entitled to the protections of Section 363(m) of the Bankruptcy Code.

               15.    Sound business reasons exist for the Debtors' immediate sale of the Assets pursuant to the Sale Agreement.  Entry into the Sale Agreement and consummation of the transactions contemplated thereby constitute the exercise by the Debtors of sound business judgment, and such acts are in the best interests of the Debtors, their estates, creditors and equity holders.  The Court finds that the Debtors have articulated good and sufficient business reasons justifying the sale of the Assets (including the assumption and assignment of the Assumed Contracts) pursuant to Sections 105, 363 and 365 of the Bankruptcy Code.  Such business reasons include, but are not limited to, (a) the need to monetize the Assets to address the ongoing and continued liquidity needs; (b) the Sale Agreement constitutes the highest or best offer for the Assets; (c) the Sale Agreement and the Closing will present the best opportunity to realize the value of the Assets on an immediate basis; and (d) the transactions taking place are necessary to permit the Debtors a reasonable opportunity to formulate a successful and feasible plan of reorganization.

               16.    The Debtors have full corporate power and authority to execute the Sale Agreement and all other documents contemplated thereby, and the sale of the Assets (including the assumption and assignment of the Assumed Contracts) has been duly and validly authorized by all necessary corporate power and authority necessary to consummate the transactions contemplated by the Sale Agreement.  No consents or approvals, other than those expressly provided for in the Sale Agreement, are required for the Debtors to consummate the sale of the Assets or the assumption and assignment of the Assumed Contracts.

               17.    The consideration to be realized by the Debtors pursuant to the Sale Agreement is fair and constitutes reasonably equivalent value for the Assets.  The Purchase Price under the Sale Agreement is fair and reasonable and is sufficient value for the Assets.

               18.    The Buyer would not have entered into the Sale Agreement and would not consummate the transactions contemplated thereby if the sale of the Assets and the assignment of the Assumed Contracts were not free and clear of all interests, liens, claims and encumbrances (other than those expressly assumed in the Sale Agreement), which would materially and adversely impact the Debtors' estates and would yield substantially less value for the Debtors' estates.

               19.    The Court has taken into account both the consideration to be realized directly by the Debtors and the indirect benefit of such sale for other parties in interest. Considering all of the circumstances, the transactions contemplated by the Sale Agreement are in the best interests of the Debtors and their estates, creditors and other parties in interest and should, therefore, be approved in all respects.

CONCLUSIONS OF LAW

               THE COURT hereby concludes as follows:

               20.    To the extent that any of the following conclusions of law constitute findings of fact, they are adopted as such.  [The Court incorporates by reference as if fully set forth herein the findings of fact and conclusions of law set forth on the record of the Sale Hearing.]

               21.    This Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334.  Venue in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409.  This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).  The statutory predicates for the relief granted herein include 11 U.S.C. §§ 105(a), 363, 365 1146(c) and Bankruptcy Rules 2002, 6004, 6006 and 9014.

               22.    The Debtors may sell the Assets and assign the Assumed Contracts free and clear of all interests, liens, claims and encumbrances, including the MCHI Guaranty (as defined in the Motion), because in each case all requirements of Section 363(b) and (f) of the Bankruptcy Code and any other applicable law relating to the sale of the Assets contemplated by the Sale Agreement (including the assumption and assignment of the Assumed Contracts) have been satisfied.  Those parties asserting liens on or other interests in the Assets who did not object to the sale of the Assets, or who have withdrawn their objections, are deemed to have consented pursuant to Section 363(f)(2) of the Bankruptcy Code.  Those parties asserting liens on or other interests in the Assets who did object to the sale of the Assets and have not withdrawn such objections fall within one or more other subsections of Section 363(f) of the Bankruptcy Code and are adequately protected by having their liens and claims, if any, attach to the proceeds of the sale of the Assets (the "Sale Proceeds") ultimately attributable to the property against or in which they assert a lien or interest.

               23.    The transactions reflected in the Sale Agreement represent the highest or best offer received by the Debtors for the Assets.  As authorized under Section 363 of the Bankruptcy Code, the Debtors have determined in their best business judgment that the Buyer's offer is the highest or best offer.

               24.    The transactions contemplated by the Sale Agreement have been bargained for and are undertaken at arm's length, without collusion, and in good faith as that term is used in Section 363(m) of the Bankruptcy Code.  The Buyer and the Debtors have not engaged in any conduct that would cause or permit the Sale Agreement to be avoided pursuant to Section 363(n) of the Bankruptcy Code.  In the absence of a stay pending appeal, if the Buyer elects to consummate the Sale Agreement at any time after the entry of this Order, the Buyer shall be entitled to the protections of Section 363(m) of the Bankruptcy Code if this Order or any authorization contained herein is reversed or modified on appeal.

               25.    The Assets all constitute property of the Debtors' estates.  Subject to and conditioned upon the occurrence of the Closing, the sale of the Assets by the Debtors to the Buyer shall, effective as of the Closing, (a) constitute a legal, valid and effective transfer of the Assets, (b) vest the Buyer with all right, title and interest (including common law right) of the Debtors in and to the Assets (including, but not limited to, intangible property), free and clear of all liens (except as otherwise expressly assumed under the Sale Agreement), claims, interests and encumbrances pursuant to Section 363(f) of the Bankruptcy Code, known or unknown, fixed, liquidated, contingent or otherwise held by parties, including but not limited to any of the Debtors' creditors, equity holders, vendors, suppliers, employees or lessors, any governmental, tax or regulatory authorities, and any other person that is the holder of one of any such liens, claims, interests or encumbrances (collectively, the "Claimants") and (c) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and applicable state law fraudulent conveyance or fraudulent transfer laws.

               26.    Subject to the procedures set forth below, all requirements of Section 365 of the Bankruptcy Code, and any other applicable law relating to the assumption and assignment of the Assumed Contracts contemplated by the Sale Agreement, have been satisfied.

               27.    Any payments to be paid to the Buyer pursuant to the Sale Agreement constitute administrative expenses under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be immediately payable if and when such obligations of the Debtors arise under the Sale Agreement without any further order of the Court.

               28.    The transactions contemplated by the Sale Agreement are determined to be under or in contemplation of the Debtors' filing of a plan of reorganization, and the sale and transfer of the Assets is deemed to be under or in contemplation of a plan solely for purposes of obtaining §1146 tax relief.

               29.    All provisions of this Order are nonseverable and mutually dependent.

               ACCORDINGLY, IT IS HEREBY ORDERED AS FOLLOWS:

               A.     The relief requested in the Motion is granted in all respects, and the Sale Agreement and the transactions contemplated thereby are approved in all respects.

               B.      To the extent that any objections to the Motion have not been withdrawn or resolved by stipulation prior to the entry of this Order or are not resolved by the relief granted herein or as stated on the record of the Sale Hearing, all such objections are overruled.

               C.     The terms and conditions of the Sale Agreement are approved and the sale of the Assets is authorized under Sections 105 and 363(b) of the Bankruptcy Code, and the Debtors are hereby directed to effectuate the terms thereof.

               D.     The sale of the Assets to the Buyer shall be free and clear of all right, title and interest (including common law right) of the Debtors (and any other party) in and to the Assets (including, but not limited to, intangible property).  Title to the Assets shall be immediately vested in the Buyer as of the Closing, free and clear of all liens (except as otherwise expressly assumed under the Sale Agreement), claims, interests and encumbrances pursuant to Section 363(f) of the Bankruptcy Code, known or unknown, choate or inchoate, fixed, liquidated, contingent or otherwise held by any Claimants, including without limitation all liabilities, debts, claims, liens, pledges, offsets, set-offs, recoupments and charges, employment-related claims, payroll taxes and successor, transferee, antitrust, product, environmental, tax and other liabilities.  The Buyer shall not be liable in any way (as a successor entity or otherwise) for any claims that any of the Claimants or any other third party may have against the Debtors and the Assets, with the exclusive and limited exception that the Buyer shall be liable for any liabilities expressly assumed by the Buyer pursuant to the Sale Agreement (collectively, the "Assumed Liabilities").  All Claimants and any other third parties are hereby permanently enjoined from asserting or prosecuting any claims (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated) against the Buyer, the Buyer's affiliates arising under or out of, in connection with, or in any way relating to the Debtors, the Assets, the possession, use, ownership or operation of the Assets prior to closing, or the transfer of the Assets to the Buyer, other than the Assumed Liabilities.  Any and all alleged liens, claims and encumbrances on such Assets, including those asserted by the Claimants or any of the Debtors' other secured lenders and secured creditors, shall be transferred, affixed, and attached to the Sale Proceeds with the same validity, priority, force, and effect as such liens had upon the Assets immediately prior to the Closing.

               E.     Neither the purchase of the Assets, the assumption of the Assumed Liabilities, nor the subsequent operation of any businesses relating to the Assets previously operated by the Debtors shall cause the Buyer to be deemed a successor in any respect to the Debtors or any one of them.  The Buyer is not a successor in interest to the Debtors and shall not have any successor or transferee liability for liabilities of the Debtors (whether under federal or state law or otherwise) as a result of the sale of the Assets.  The Buyer shall not be deemed a joint employer, co-employer or successor employer with the Debtors and shall have no obligation to pay wages, severance pay, WARN Act claims, benefits or any other payment to employees of the Debtors except as expressly set forth in the Sale Agreement.  By entering into the Sale Agreement, the Buyer has not assumed or otherwise become obligated for any of the Debtors' liabilities other than as set forth in the Sale Agreement.  The Buyer shall not have successor or transferee liability or otherwise be liable in any way for any liabilities related to assets specifically excluded pursuant to the Sale Agreement (whether by contract, state law or otherwise).

               F.     The Buyer is hereby granted and is entitled to the protections provided to a good-faith purchaser under Section 363(m) of the Bankruptcy Code, including, without limitation, with respect to the transfer of any Assumed Contracts pursuant to Section 365 of the Bankruptcy Code and this Order.

               G.     The Debtors and each other person having duties or responsibilities under the Sale Agreement or any related agreements or this Order (and their respective directors, officers, partners, members, agents, representatives and attorneys) are authorized and empowered (a) to carry out all of the provisions of the Sale Agreement and other related agreements; (b) to issue, execute, deliver, file and record, as appropriate, the documents evidencing and consummating the Sale Agreement and other related agreements; (c) to take any and all actions contemplated by the Sale Agreement, other related agreements and this Order; and (d) to perform such other acts and execute and deliver such other documents as are consistent with and necessary or appropriate to implement, effectuate and consummate the intent of the parties entering into the Sale Agreement and other related agreements to sell, assign and transfer from the Debtors to the Buyer the Assets and the Assumed Contracts, including making any non-material modifications, amendments or corrections of those agreements that may be required so that they more fully reflect such intent, this Order and the transactions contemplated thereby and hereby, all without further application to, or order of, the Court or further action by the respective directors, stockholders, partners or members of such entities.  Without limiting the generality of the foregoing, this Order shall constitute all approvals and consents, if any, required by the laws of the states of incorporation of the Debtors and all other applicable business corporation, trust and other laws of the applicable governmental units with respect to the implementation and consummation of the Sale Agreement, other related agreements and this Order and the transactions contemplated thereby and hereby.

               H.     All entities in possession of some or all of the Assets at the Closing are directed to surrender possession of such Assets to the Buyer at Closing.  Except as specifically set forth in the Sale Agreement, following the Closing, no holder of any interests, liens, claims or encumbrances in or against the Assets or the Debtors shall interfere with the Buyer's title to or use and enjoyment of the Assets based on or related to such interests, liens, claims or encumbrances or any actions that the Debtors may have taken or may take in their chapter 11 cases.

               I.     The transfer of the Assets to the Buyer does not and will not subject the Debtors or the Buyer, its affiliates or their designees to any liability for any transfer, stamp, sales, use or similar tax or any so-called "bulk sale" law in all necessary jurisdictions related to the sale and transfer of the Assets to the Buyer, to the fullest extent permitted by Section 1146(c) of the Bankruptcy Code. All filing officers shall be, and they hereby are, directed to accept for recording or filing, and to record or file those documents by which the Assets will be assigned and conveyed that are intended to be recorded or filed and that are presented to them for recording or filing, immediately upon presentation thereof, without payment of such taxes, and all recording officers are hereby directed to comply with the provisions of this Order.

               J.     The Sale Proceeds shall be paid by the Buyer to the Debtors at the Closing or otherwise as provided in the Sale Agreement.  Upon receipt of the Sale Proceeds, the Debtors shall pay from the Sale Proceeds all costs and expenses of the Sale and the Closing and all amounts which Debtors are required in the Sale Agreement to pay at Closing, including Cure Amounts, and thereafter immediately distribute the net Sale Proceeds to the Pre-Petition Lenders pursuant to the Pre-Petition Credit Agreement and the DIP Order.

               K.     After the Closing, the Debtors shall have no liability for the Assumed Liabilities and all persons are enjoined from in any way pursuing the Debtors to recover any claim which such person had against the Debtors in respect of the Assumed Liabilities.

               L.     The Sale Agreement and all other documents, agreements and instruments necessary to effectuate and consummate the transactions contemplated by the Sale Agreement, together with the terms and provisions of this Order, shall be binding upon and shall inure to the benefit of the Debtors, the Buyer and their respective successors and assigns, notwithstanding any subsequent appointment of a trustee for one or more of the Debtors under any chapter of the Bankruptcy Code, as to which trustee such documents, agreements and instruments (and the terms and provision thereof) shall be binding in all respects.

               M.     Pursuant to Sections 105(a), 363(b), 363(f), 365(a), 365(b) and 365(f) of the Bankruptcy Code, the Debtors are hereby authorized to assume and assign to the Buyer, as of the Closing, each of the Assumed Contracts.

               N.     The Cure Amounts set forth on Exhibit A hereto are the true and correct cure amounts and are hereby authorized and directed to be paid in respect of any Assumed Contract under Sections 363(b) and 365 of the Bankruptcy Code in accordance with the terms of the Sale Agreement, at Closing or within three (3) business days thereafter.

               O.     Within three business days of the entry of this Order, counsel for the Debtors shall serve a copy of this Order on all counterparties to the Assumed Contracts.  All defaults or other obligations of the Debtors under the Assumed Contracts arising or accruing prior to the Closing shall be deemed cured upon payment of the Cure Amounts set forth on Exhibit A hereto at the Closing or as soon as practicable thereafter.  The Cure Amounts set forth on Exhibit A hereto shall be final and binding on all counterparties to the Assumed Contracts, and shall not be subject to further dispute or audit based on performance prior to the time of assumption and assignment, irrespective of whether such assumed executory contract or unexpired lease contains an audit clause.

               P.     The Buyer shall assume all obligations of the Debtors under any Assumed Contract first arising from and after the Closing and shall not assume or bear responsibility for any obligation under any Assumed Contract accruing thereunder prior to the Closing except to the extent such obligation constitutes an Assumed Liability.  Upon assumption and assignment of any Assumed Contract, the Debtors and their estates shall be relieved of any liability for breach of such Assumed Contract whether occurring before or after such assumption and assignment in accordance with Section 365(k) of the Bankruptcy Code.

               Q.     The assignment and transfer by the Debtors to the Buyer of the Assumed Contracts upon Closing constitutes assignment and transfer to the Buyer of all of the Debtors' right, title and interest (including common law rights) to all of their intangible property included in the Assumed Contracts.

               R.     The Buyer has provided adequate assurance of its future performance under the Assumed Contracts and the proposed assumption and assignment of the Assumed Contracts pursuant to this Order satisfies the requirements of the Bankruptcy Code, including, but not limited to, Sections 365(b)(l) and 365(f) of the Bankruptcy Code to the extent applicable.

               S.     Upon assignment to the Buyer, the Assumed Contracts shall be deemed valid and binding, in full force and effect in accordance with their terms, notwithstanding any provision that purports to prohibit assignment or condition assignment on approval by any party to an Assumed Contract, or to give any party to an Assumed Contract a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Debtors' or the Buyer's interests or rights in any of the Assets or Assumed Contracts, and, pursuant to Section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability.

               T.     Any claim scheduled by the Debtors or any proof of claim related to the Debtors' obligations under any Assumed Contract shall be disallowed to the extent that such claim is based on obligations under such Assumed Contract.  The Counterparties to the Assumed Contracts shall be forever barred, estopped and enjoined from (i) asserting any counterclaim, defense, setoff or other claim against the Buyer, Debtors or the reorganized Debtors based upon any defaults that may exist under the Assumed Contracts as of the date of Closing, whether declared or undeclared, or known or unknown, (ii) asserting any other claims arising under the Assumed Contracts prior to the date of the commencement of the Debtors' chapter 11 cases, and (iii) objecting to the assumption and assignment of the Assumed Contracts on any grounds.

               U.     This Order (a) shall be effective as a determination that, on the date of Closing, all interests, liens, claims and encumbrances of any kind or nature whatsoever (other than the Assumed Liabilities), including the MCHI Guaranty, have been unconditionally released, discharged and terminated, and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons or entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Assets.

               V.     On and after the Closing, each person or entity that has filed financing statements, mortgages, mechanic's liens, lis pendens or other documents or agreements evidencing interests with respect to the Assets is authorized and directed to execute such documents and take all other actions as may be necessary to release their interests, liens, claims or encumbrances against the Assets, as such interests may have been recorded or may otherwise exist. If any person or entity that has filed financing statements, mortgages, mechanic's liens, lis pendens, maritime liens or other documents or agreements evidencing interests with respect to the Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of all interests which the person or entity has with respect to the Assets, then (a) the Debtors are hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to the Assets and (b) the Buyer and/or the Debtors are hereby authorized to file, register or otherwise record a certified copy of this Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all interests, liens, claims and encumbrances in the Assets of any kind whatsoever.  This Order is deemed to be in recordable form sufficient to be placed in the filing or recording system of each and every federal, state and local governmental agency, department or office.

               W.     Neither the Debtors nor the Buyer shall be required to pay any commissions to any brokers in connection with the sale of the Assets and the assignment of the Assumed Contracts.

               X.     This Court shall retain exclusive jurisdiction to (a) interpret and enforce the provisions of the Sale Agreement (including any and all amendments thereto) and this Order in all respects, (b) compel delivery of the Assets to the Buyer, (c) hear, determine and resolve any and all disputes arising from the construction or implementation of the Sale Agreement or this Order, (d) protect the Buyer against any interests, liens, claims or encumbrances against or in the Assets, whether or not such interests, liens, claims or encumbrances attach to the Sale Proceeds, and (e) determine any disputes raised by non-Debtor parties concerning the assumption and assignment of the Assumed Contracts to the Buyer.

               Y.     Any and all avoidance actions asserted or assertable by any of the Debtors under chapter 5 of the Bankruptcy Code or otherwise arising from payments made pursuant to or in connection with that certain Anhydrous Ammonia Purchase Agreement (EX-IM) dated as of October 18, 1996, by and among Mississippi Chemical Corporation, Koch Nitrogen Company and PLN shall be, hereby are, deemed waived, released and forever discharged.

               Z.     Nothing contained in any plan of reorganization confirmed in these chapter 11 cases or any order of this Court confirming such plan shall conflict with or derogate from the provisions of the Sale Agreement or the terms of this Order.

               AA.   Notwithstanding Bankruptcy Rules 6004(g) and 6006(d), this Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing.

               BB.   Any appeal seeking to enjoin or stay consummation of the sale of the Assets or assignment of the Assumed Contracts shall be subject to the appellant posting a bond in an amount equal to the Purchase Price pending the outcome of such appeal.

SO ORDERED this the ______ day of _________________, 2003.

                                                                      _______________________________________

                                                                      UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

(Assumed Contracts and Cure Amounts)

[1]      The Debtors are the following entities:  Mississippi Chemical Corporation; Mississippi Nitrogen, Inc.; MissChem Nitrogen, L.L.C., Mississippi Chemical Company, L.P.; Mississippi Chemical Management Company; Mississippi Phosphates Corporation; Mississippi Potash, Inc.; Eddy Potash, Inc.; Triad Nitrogen, L.L.C; and Melamine Chemicals, Inc.